UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2022

POSHMARK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39848	27-4827617
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

203 Redwood Shores Parkway, 8th Floor

Redwood City, California 94065

(Address of principal executive offices)

(650) 262-4771

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	POSH	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On October 3, 2022, Poshmark, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with NAVER Corporation, a public corporation organized under the laws of the Republic of Korea (“Parent” or “NAVER”), Proton Parent, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Proton Parent”), and Proton Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Proton Parent (“Merger Sub”). Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company surviving as an indirect subsidiary of Parent (the “Merger”).

Effect on Capital Stock

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”) and Class B common stock, par value $0.0001 per share, of the Company (“Class B Common Stock,” together with Class A Common Stock, “Company Common Stock”) that is issued and outstanding as of immediately prior to the Effective Time (other than any shares of Company Common Stock that are held by the Company as treasury stock or owned by Parent, Proton Parent, Merger Sub or any other subsidiaries thereof, or any shares of Company Common Stock as to which appraisal rights have been properly exercised in accordance with Delaware law), will be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to $17.90, without interest thereon (the “Per Share Price”).

Representations and Warranties and Covenants

The Company, Parent and Merger Sub have each made customary representations, warranties and covenants in the Merger Agreement. Among other things, (i) the Company has agreed, subject to certain exceptions, to use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice, preserve substantially intact its business organization (including the service of key employees), and maintain existing relations in all material respects with key customers, suppliers and other parties with whom the Company and its subsidiaries have significant relationships, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, and not to take certain actions prior to the Effective Time without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) and (ii) from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, the Company agreed not to, and agreed to cause its directors, officers and employees not to, and instruct and use its reasonable best efforts to cause its representatives not to, solicit or engage in discussions or negotiations regarding any alternative business combination transaction.

Treatment of Company Equity Awards and Company Employee Stock Purchase Plan

Each Company stock option that is outstanding and vested (a “Vested Company Option”) as of immediately prior to the Effective Time will, at the Effective Time, be automatically cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the number of shares of Company Common Stock subject to such Vested Company Option as of immediately prior to the Effective Time and (ii) the excess, if any, of the Per Share Price over the exercise price per share of such Vested Company Option.

Each Company stock option that is not a Vested Company Option and is outstanding as of immediately prior to the Effective Time (an “Unvested Company Option”), will, at the Effective Time, be automatically cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the number of shares of Company Common Stock subject to such Unvested Company Option as of immediately prior to the Effective Time and (ii) the excess, if any, of the Per Share Price over the exercise price per share of such Unvested Company Option (the “Cash Replacement Company Option Amounts”), which Cash Replacement Company Option Amounts will, subject to the holder’s continued service with Parent or its affiliates through the applicable vesting dates, vest and be payable at the same time as the Unvested Company Option for which such Cash Replacement Company Option Amounts were exchanged would have vested pursuant to its terms. All Cash Replacement Company Option Amounts will have the same terms and conditions (including with respect to vesting) as applied to the Unvested Company Option for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement (the “Transactions”) or for other administrative or ministerial changes.

Each Vested Company Option and Unvested Company Option with an exercise price per share equal to or greater than the Per Share Price will be cancelled automatically at the Effective Time for no consideration.

Each award of restricted stock units (“RSUs”) of the Company that is outstanding and vested as of immediately prior to the Effective Time or that vests in accordance with its terms as a result of the consummation of the Transactions (a “Vested Company RSU”), will, at the Effective Time, be automatically cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Vested Company RSU as of immediately prior to the Effective Time. (the “Vested RSU Consideration” and together with the Vested Option Consideration, the “Vested Equity Award Consideration”).

Subject to certain exceptions, each award of RSUs that is outstanding as of immediately prior to the Effective Time that is not a Vested Company RSU (an “Unvested Company RSU”), will, at the Effective Time, be automatically cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Unvested Company RSU as of immediately prior to the Effective Time (the “Cash Replacement Company RSU Amounts”), which Cash Replacement Company RSU Amounts will, subject to the holder’s continued service with Parent or its affiliates through the applicable vesting dates, vest and be payable at the same time as the Unvested Company RSU for which such Cash Replacement Company RSU Amounts were exchanged would have vested pursuant to its terms. All Cash Replacement Company RSU Amounts will have the same terms and conditions (including with respect to vesting) as applied to the Unvested Company RSU for which they were exchanged, except for terms rendered inoperative by reason of the Transactions or for other administrative or ministerial changes.

As soon as practicable following the date hereof, the Company will ensure that (i) except for the offering period in effect as of such date, no new offering periods will be authorized or commenced under the Company employee stock purchase plan, (ii) no new participants will commence participation in the Company employee stock purchase plan, (iii) no participant will be permitted to increase such participant’s payroll deduction election or contribution rates or to make separate non-payroll contributions, except as may be required by law, (iv) each purchase right outstanding under the Company employee stock purchase plan as of October 3, 2022 will be exercised no later than three business days prior to the Effective Time, with accumulated contributions used to purchase shares of Company Common Stock in accordance with the terms of the Company employee stock purchase plan on such final exercise date and (v) the Company employee stock purchase plan shall be terminated effective as of immediately prior to the Effective Time. All shares of Company Common Stock purchased on the final exercise date under the Company employee stock purchase plan will be cancelled at the Effective Time and converted into the right to receive the Per Share Price.

Closing Conditions

The closing of the Merger (the “Closing”) is conditioned on certain conditions, including (i) the adoption of the Merger Agreement by the holders of a majority of the voting power of the outstanding shares of Company Common Stock (the “Requisite Stockholder Approval”), (ii) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Act, and (iii) other customary conditions for a transaction of this type, such as the absence of any legal restraint prohibiting the consummation of the Transactions and the absence of any Company Material Adverse Effect (as defined in the Merger Agreement).

Termination Rights

The Merger Agreement contains certain customary termination rights for the Company and Parent, including (i) if the Merger is not consummated by 11:59 p.m., New York City time, on April 3, 2023 (subject to an extension until July 3, 2023 under certain circumstances for the purpose of obtaining certain regulatory approvals, in either case, the “Termination Date”), (ii) if the Requisite Stockholder Approval is not obtained, (iii) if the other party breaches its representations, warranties or covenants in a manner that would cause certain conditions to the Closing set forth in the Merger Agreement to not be satisfied (subject to certain cure rights), or (iv) if any judgment, law or order prohibiting the Merger or the Transactions has become final and non-appealable. In addition, (x) subject to compliance with certain terms of the Merger Agreement (including payment to Parent of the Company Termination Fee (as defined below)), the Merger Agreement may be terminated by the Company (prior to obtaining the Requisite Stockholder Approval) in order to enter into a definitive agreement providing for a superior proposal and (y) the Merger Agreement may be terminated by Parent if (A) the Company’s board of directors changes its recommendation regarding the Merger or (B) the Company or the Company’s board of directors, as applicable, has willfully and materially breached its non-solicitation covenant.

Termination Fee

If (i) the Merger Agreement is validly terminated by (x) Parent or the Company, if the Merger has not occurred by the Termination Date (provided that at the Termination Date, the Requisite Stockholder Approval has not been obtained or Parent has the right to terminate due to the Company’s breach of its representations, warranties and covenants set forth in the Merger Agreement), (y) Parent or the Company, if the Company fails to obtain the Requisite Stockholder Approval or (z) Parent, due to the Company’s breach of its representations, warranties and covenants set forth in the Merger Agreement, (ii) prior to such termination, a third party publicly announces (or a proposal for an alternative acquisition transaction otherwise becomes publicly known) and does not withdraw a proposal for an alternative acquisition transaction with the Company by the earlier of (A) such termination or (B) five days prior to the Company Stockholder Meeting, and (iii) within 12 months following such termination, (A) the Company enters into a definitive agreement providing for an alternative acquisition transaction, (B) the alternative acquisition transaction is consummated, or (C) to the extent the Company has not entered into a definitive agreement providing for the consummation of an alternative acquisition transaction, in the case of a proposal for an alternative acquisition transaction that is a tender or exchange offer, the Company board of directors (1) approves or recommends to the Company’s stockholders or (2) otherwise does not oppose such alternative acquisition transaction and (in the case of this clause (2) such proposal for an alternative acquisition transaction is subsequently consummated, the Company will be required to pay Parent a termination fee equal to $52,913,000 (the “Company Termination Fee”). The Company is also required to pay the Company Termination Fee (i) if, prior to obtaining the Requisite Stockholder Approval, Parent or the Company terminates the Merger Agreement because the board of directors of the Company changes its recommendation regarding the Merger, (ii) the Company or the Company’s board of directors, as applicable, has willfully and materially breached its non-solicitation covenant, or (iii) if, prior to obtaining the Requisite Stockholders Approval, the Company terminates the Merger Agreement in order to substantially concurrently enter into a definitive agreement providing for a superior proposal received after the date of the Merger Agreement.

The foregoing description of the Merger Agreement and the Transactions is only a summary, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is attached as Exhibit 2.1 to this report and incorporated by reference herein. The Merger Agreement and the above description have been included to provide investors and security holders with information regarding the terms of the Merger Agreement. They are not intended to provide any other factual information about the Company, Parent, Proton Parent or Merger Sub. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by each contracting party to the other for the purposes of allocating contractual risk between them. Investors should be aware that the representations, warranties and covenants or any description thereof may not reflect the actual state of facts or condition of the Company or Parent and such investors should not rely on such representations, warranties or covenants as characterizations of the actual state of facts or conditions of the Company or Parent. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement. Further, investors should read the Merger Agreement not in isolation, but only in conjunction with the other information that the respective companies include in reports, statements and other filings they make with the U.S. Securities and Exchange Commission (the “SEC”).

Voting Agreement

In connection with the Transactions, certain stockholders of the Company have executed voting and support agreements (collectively, the “Voting Agreements”) in favor of Parent concurrently with the execution of the Merger Agreement, pursuant to which such stockholders have agreed, among other things, to vote all shares of Company Common Stock owned by them, collectively constituting approximately 77% of the total voting power of the outstanding shares of Company Common Stock, in favor of the approval and adoption of the Merger Agreement.

The foregoing description of the Voting Agreements is only a summary, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the form of the Voting Agreement, which is attached as Exhibit 10.1 to this report and incorporated by reference herein.

Item 8.01	Other Events.

On October 3, 2022, the Company and Parent issued a joint press release announcing the execution of the Merger Agreement and related matters.

A copy of the joint press release is attached as Exhibit 99.1 to this report and incorporated by reference herein. The information required to be reported on Form 8-K with respect to the Merger Agreement will be filed in a separate Current Report on Form 8-K.

Cautionary Statement Regarding Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by the Company and NAVER, all of which are subject to change. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond our control, and are not guarantees of future results, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate the proposed transaction on a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the ability of the parties to consummate the proposed transaction in a timely manner or at all; (ii) the satisfaction (or waiver) of closing conditions to the consummation of the proposed transaction, including with respect to the approval of the Company’s stockholders; (iii) potential delays in consummation the proposed transaction; (iv) the ability of the Company to timely and successfully achieve the anticipated benefits of the proposed transaction; (v) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement; (vi) the impact of the COVID-19 pandemic and the current conflict between the Russian Federation and Ukraine on the Company’s business and general economic conditions; (vii) the Company’s ability to implement its business strategy; (viii) significant transaction costs associated with the proposed transaction; (ix) potential litigation relating to the proposed transaction; (x) the risk that disruptions from the proposed transaction will harm the Company’s business, including current plans and operations; (xi) the ability of the Company to retain and hire key personnel; (xii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (xiii) legislative, regulatory and economic developments affecting the Company’s business; (xiv) general economic and market developments and conditions; (xv) the evolving legal, regulatory and tax regimes under which the Company operates; (xvi) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect the Company’s financial performance; (xvii) restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; and (xviii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as the Company’s response to any of the aforementioned factors. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the Proxy Statement to be filed with the SEC in connection with the proposed transaction. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” in the Company’s most recent annual and quarterly reports filed with the SEC and any subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed from time to time and available at www.sec.gov. While the list of factors presented here is, and the list of factors presented in the Proxy Statement will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability and similar risks, any of which could have a material adverse effect on the Company’s financial condition, results of operations, or liquidity. The forward-looking statements included herein are made only as of the date hereof. The Company does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

Additional Information and Where to Find It

In connection with the proposed transaction between the Company and NAVER, the Company will file with the SEC a Proxy Statement, the definitive version of which will be sent or provided to Company stockholders. The Company may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Proxy Statement or any other document which the Company may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS AND DOCUMENTS INCORPORATED BY REFERENCE THEREIN, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the Proxy Statement (when it is available) and other documents that are filed or will be filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov, the Company’s investor relations website at investors.poshmark.com or by contacting the Company’s investor relations department at the following:

Investor Relations

IR@Poshmark.com

Participants in the Solicitation

The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the proposed transaction and any other matters to be voted on at the special meeting. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in the Company’s proxy statement for its 2022 annual meeting of stockholders, which was filed with the SEC on April 29, 2022, and will be included in the Proxy Statement (when available). Company stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the proposed transaction, including the interests of Company directors and executive officers in the proposed transaction, which may be different than those of Company stockholders generally, by reading the Proxy Statement and any other relevant documents that are filed or will be filed with the SEC relating to the proposed transaction. You may obtain free copies of these documents using the sources indicated above.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, by and among Poshmark, Inc., NAVER Corporation, Proton Parent, Inc., and Proton Merger Sub, Inc., dated October 3, 2022.*

10.1	Form of Voting and Support Agreement, by and among Poshmark, Inc., NAVER Corporation and certain stockholders of Poshmark, Inc.*

99.1	Joint Press Release, dated October 3, 2022.

104	Cover Page Interactive Data file (embedded within the Inline XBRL document).

*

All schedules to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POSHMARK, INC.

Date: October 4, 2022	By:	/s/ Evan Ferl
	Name:	Evan Ferl
	Title:	General Counsel

Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

NAVER CORPORATION,

PROTON PARENT, INC.

PROTON MERGER SUB, INC.

and

POSHMARK, INC.

Dated as of October 3, 2022

i

3.24	Anti-Corruption Compliance	43
3.25	Sanctions	43
3.26	Compliance with Export/Import Laws	44
3.27	Brokers	44
3.28	Company Information	44
3.29	No Other Representations or Warranties	45

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT, PROTON PARENT AND MERGER SUB		46
4.1	Organization; Good Standing	46
4.2	Corporate Power; Enforceability	46
4.3	Non-Contravention	46
4.4	Requisite Governmental Approvals	47
4.5	Legal Proceedings; Orders	47
4.6	Ownership of Company Common Stock	47
4.7	Brokers	47
4.8	Operations of Merger Sub	47
4.9	No Parent Vote or Approval Required	47
4.10	Sufficiency of Funds	48
4.11	Stockholder and Management Arrangements	48
4.12	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	48
4.13	Parent, Proton Parent and Merger Sub Information	49
4.14	No Other Representations or Warranties	49

ARTICLE V INTERIM OPERATIONS OF THE COMPANY		50
5.1	Affirmative Obligations	50
5.2	Forbearance Covenants	50
5.3	No Solicitation	54
5.4	No Control of the Other Party’s Business	59
5.5	Termination of the 401(k) Plan	59

ARTICLE VI ADDITIONAL COVENANTS		59
6.1	Required Action and Forbearance; Efforts	59
6.2	Antitrust and Regulatory Matters	60
6.3	Proxy Statement and Other Required SEC Filings	61
6.4	Company Stockholder Meeting	63
6.5	Anti-Takeover Laws	64
6.6	Access	64
6.7	Section 16(b) Exemption	65
6.8	Directors’ and Officers’ Exculpation, Indemnification and Insurance	65
6.9	Employee Matters	67
6.10	Obligations of Merger Sub	69
6.11	Public Statements and Disclosure	69
6.12	Transaction Litigation	69
6.13	Stock Exchange Delisting; Deregistration	70

ii

6.14	Additional Agreements	70
6.15	Proton Parent Vote	70
6.16	Certain Arrangements	70
6.17	Notification of Certain Matters	70
6.18	Financing	71

ARTICLE VII CONDITIONS TO THE MERGER		72
7.1	Conditions to Each Party’s Obligations to Effect the Merger	72
7.2	Conditions to the Obligations of Parent, Proton Parent and Merger Sub	72
7.3	Conditions to the Company’s Obligations to Effect the Merger	73

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		74
8.1	Termination	74
8.2	Manner and Notice of Termination; Effect of Termination	76
8.3	Fees and Expenses	76
8.4	Amendment	79
8.5	Extension; Waiver	79

ARTICLE IX GENERAL PROVISIONS		79
9.1	Survival of Representations, Warranties and Covenants	79
9.2	Notices	79
9.3	Assignment	81
9.4	Confidentiality	81
9.5	Entire Agreement	81
9.6	Third Party Beneficiaries	82
9.7	Severability	82
9.8	Remedies	82
9.9	Governing Law	83
9.10	Consent to Jurisdiction	83
9.11	WAIVER OF JURY TRIAL	84
9.12	No Recourse	84
9.13	Company Disclosure Letter References	85
9.14	Counterparts	85

EXHIBITS

Exhibit A	Voting Agreement
Exhibit B	Certificate of Incorporation of the Company

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 3, 2022, by and among NAVER Corporation, a public corporation organized under the laws of the Republic of Korea (“Parent”), Proton Parent, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Proton Parent”), Proton Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Proton Parent (“Merger Sub”), and Poshmark, Inc., a Delaware corporation (the “Company”). Each of Parent, Proton Parent, Merger Sub and the Company are sometimes referred to herein as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in this Agreement.

RECITALS

A.    The Company Board has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL; and (iv) directed that the adoption of this Agreement be submitted for consideration by the Company Stockholders at a meeting thereof.

B.    Each of the board of directors of Parent, the board of directors of Proton Parent and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.

C.    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the Specified Stockholders is entering into a Voting Agreement with Parent, in the form attached hereto as Exhibit A (the “Voting Agreement”).

D.    Parent, Proton Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Proton Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1    Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a)    “Acceptable Confidentiality Agreement” means any confidentiality agreement (x) in effect as of the date hereof or (y) executed, delivered and effective after the date hereof and, in either case, effective through the relevant date in question and (i) containing terms that are not less favorable in the aggregate to the Company or less restrictive in the aggregate of a third party than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Acquisition Proposal and (ii) that does not prohibit the Company from providing any information to Parent in accordance with Section 5.3 or otherwise prohibit the Company from complying with its obligations under Section 5.3.

(b)    “Acquisition Proposal” means any bona fide written offer or proposal (other than an offer or proposal by Parent, Proton Parent or Merger Sub) relating to an Acquisition Transaction.

(c)    “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i)    any direct or indirect purchase or other acquisition by any Person or Group, whether from the Company or any other Person(s), of shares of Company Common Stock representing more than 20% of the Company Common Stock outstanding or voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 20% of the Company Common Stock outstanding or voting power of the Company after giving effect to the consummation of such tender or exchange offer;

(ii)    any direct or indirect purchase or other acquisition by any Person or Group, or stockholders of any such Person or Group, of more than 20% of the consolidated assets, net revenue or net income of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof);

(iii)    any merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries pursuant to which any Person or Group, or stockholders of any such Person or Group, would hold, directly or indirectly, shares of Company Common Stock representing more than 20% of the equity interests or voting power of the surviving or resulting entity of such transaction after giving effect to the consummation of such transaction; or

(iv)    any combination of the foregoing.

(d)    “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise; provided, that, with respect to the Specified Stockholders, portfolio companies of investment funds managed by a Specified Stockholder or managed by other Persons otherwise Affiliated with such Specified Stockholder shall not be deemed to be Affiliates of such Specified Stockholder unless such portfolio company is acting at the direction, or for the benefit, of such Specified Stockholder or other Persons otherwise Affiliated with such Specified Stockholder, or received or receives Confidential Information (as defined in the Confidentiality Agreement).

(e)    “Affordable Care Act” means the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder.

(f)    “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other Laws, in any jurisdiction, whether domestic or foreign, in each case that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(g)    “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2021 set forth in the Company’s Form 10-K filed by the Company with the SEC on March 30, 2022.

(h)    “Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in Seoul, Korea or San Francisco, California.

(i)    “Bylaws” means the Amended and Restated Bylaws of the Company.

(j)    “CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

(k)    “Charter” means the Amended and Restated Certificate of Incorporation of the Company.

(l)    “Code” means the Internal Revenue Code of 1986.

(m)    “Company Board” means the Board of Directors of the Company.

(n)    “Company Common Stock” means the Class A Common Stock and Class B Common Stock.

(o)    “Company Equity Awards” means, collectively, the Company Options and the Company RSUs.

(p)    “Company ESPP” means the Company 2021 Employee Stock Purchase Plan, as amended from time to time.

(q)    “Company Intellectual Property” means any Intellectual Property that is Company Owned Intellectual Property or used in or necessary for the business.

(r)    “Company Material Adverse Effect” means any change, circumstance, event, effect or development that, (A) individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) would reasonably be expected to prevent the consummation by the Company of the Merger prior to the Termination Date; provided, that, for the purposes of clause (A), none of the following, and no conditions, circumstances, changes, events, effects or developments to the extent arising out of or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred (subject to the limitations set forth below):

(i)    general economic conditions, or conditions in the global, international or regional economy generally, including changes in inflation and (to the extent comprising general conditions as aforesaid) supply chain disruptions, and labor shortages;

(ii)    conditions in the equity, credit, debt, financial, currency or capital markets, including (A) changes in interest rates; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii)    general conditions in the industries in which the Company and its Subsidiaries conduct business or in any specific jurisdiction or geographical area in which the Company conducts business, or changes therein;

(iv)    any political or geopolitical conditions, outbreak of hostilities, armed conflicts, acts of war (whether or not declared), rebellion, insurrection, cyberterrorism, cyber-attacks or sabotage by or sponsored by a Governmental Authority, terrorism or military actions, including any escalation or worsening of the foregoing or any threats thereof, in each case, in the United States or any other country or region in the world;

(v)    earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent) or other natural or man-made disasters, weather conditions, power outages or electrical black-outs, and other force majeure events, including any escalation or worsening of any of the foregoing, in each case, in the United States or any other country or region in the world;

(vi)    the negotiation, execution, delivery or performance of this Agreement or the announcement of this Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with customers, suppliers, lenders, lessors, business partners, employees (including any such resulting employee attrition), regulators, Governmental Authorities, vendors or any other third Person (other than for purposes of the representations and warranties contained in Section 3.5 or to any other representation or warranty to the extent such representation or warranty addresses the consequences resulting from the execution and delivery of this Agreement, the performance of a Party’s obligations hereunder or the consummation of the Transactions);

(vii)    the compliance by any Party with the express terms of this Agreement (other than any action or omission required by Section 5.1 or Section 5.2);

(viii)    any action taken or refrained from being taken, in each case pursuant to the express written request of Parent;

(ix)    changes or proposed changes in GAAP or other accounting standards, in any applicable Laws (or the enforcement or interpretation of any of the foregoing) or in any regulatory or legislative conditions, including the adoption, implementation, repeal, modification, reinterpretation or proposal of any law, regulation or policy (or the enforcement thereof) by any Governmental Authority, or any panel or advisory body empowered or appointed thereby;

(x)    any epidemics, pandemics, plagues, other outbreaks of illness or public health events (including quarantine restrictions mandated or recommended by an applicable Governmental Authority), including any escalation or worsening of any of the foregoing, in each case, in the United States or any other country or region in the world; provided, that COVID-19, any evolutions or mutations thereof and COVID-19 Measures shall be exclusively covered by clause (xi) below;

(xi)    COVID-19 and any evolutions or mutations thereof and any COVID-19 Measures;

(xii)    any anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions (including in connection with any dispute involving the Russian Federation and Ukraine);

(xiii)    any changes in the price or trading volume of the Company Common Stock or to the Company’s credit ratings, in each case in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);

(xiv)    any failure by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure in clauses (A) or (B) may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);

(xv)    the availability or cost of equity, debt or other financing to Parent or Merger Sub;

(xvi)    any Transaction Litigation or any demand or Legal Proceeding for appraisal of the fair value of any shares of Company Common Stock pursuant to the DGCL in connection herewith; provided that the underlying facts or causes relating to such Transaction Litigation or demand or Legal Proceeding for appraisal of fair value may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder; and

(xvii)    the identity of, or any facts or circumstances relating to, Parent, Merger Sub, or the respective Affiliates of the foregoing, the respective financing sources of or investors in the foregoing;

except, in each case of clauses (i), (ii), (iii), (iv), (v), (ix), (x), (xi) and (xii), to the extent that such conditions, changes, events, effects or developments have had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

(s)    “Company Options” means any options to purchase shares of Company Common Stock, whether granted pursuant to any of the Company Stock Plans or otherwise.

(t)    “Company Owned Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

(u)    “Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.

(v)    “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

(w)    “Company RSUs” means awards of restricted stock units of the Company, whether granted pursuant to any of the Company Stock Plans or otherwise.

(x)    “Company Stock Plans” means the Company’s 2011 Stock Option and Grant Plan and the Company’s 2021 Stock Option and Incentive Plan, the Company ESPP and each other Employee Plan that provides for or has provided for the award of rights of any kind to receive shares of Company Common Stock or benefits measured in whole or in part by reference to shares of Company Common Stock.

(y)    “Company Stockholders” means the holders of shares of Company Common Stock.

(z)    “Company Termination Fee” means an amount equal to $52,913,000.

(aa)    “Computer Systems” means all computer hardware (whether general or special purpose), firmware, networks, databases, electronic data processing systems, information technology systems, computer systems, and Software, including any information technology, or computer systems that are owned, relied upon, or used by the Company or any of its Subsidiaries in the conduct of their respective businesses. The Computer Systems include any Proprietary Software.

(bb)    “Confidentiality Agreement” means the agreement listed in Section 9.4 of the Company Disclosure Letter.

(cc)    “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (including those on vacation, sick leave, family or parental leave (paid or unpaid), maternity or paternity leave, military service, lay-off, disability or other paid time off or leave of absence) and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(dd)    “Contract” means any binding contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other agreement.

(ee)    “COVID-19” means the coronavirus (COVID-19) pandemic, including any evolutions, mutations or variants of the coronavirus (COVID-19) disease, and any further epidemics or pandemics arising therefrom.

(ff)    “COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, social distancing, shut down, sequester, safety or similar Law, directive, protocol or guideline promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention or the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

(gg)    “Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any comprehensive Sanction, including, as of the date of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine.

(hh)    “DOJ” means the United States Department of Justice or any successor thereto.

(ii)    “Employee Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other bonus, commission, stock option, stock appreciation right, restricted stock, restricted stock unit, performance stock unit, stock purchase or other equity-based, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, employment, individual consulting, separation, termination, retention, change of control, stay bonus, fringe benefit and other similar benefit or compensation plan, program, policy, agreement or arrangement (whether or not in writing) that is sponsored, maintained or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries for the benefit of any current or former employee or other individual service provider of the Company or any of its Subsidiaries or otherwise with respect to which the Company or any of its Subsidiaries has any current or potential liability, other than any such plan, scheme or arrangement that is sponsored by a Governmental Authority.

(jj)    “Environmental Law” means any applicable Law in effect on or prior to the Closing Date relating to the protection of the environment (including ambient air, surface water, groundwater or land), pollution, or the release, management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of, or exposure to, any Hazardous Substance.

(kk)    “Environmental Permits” means Governmental Authorizations required under Environmental Laws.

(ll)    “ERISA” means the Employee Retirement Income Security Act of 1974.

(mm)    “ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

(nn)    “Exchange Act” means the Securities Exchange Act of 1934.

(oo)    “FTC” means the United States Federal Trade Commission or any successor thereto.

(pp)    “GAAP” means generally accepted accounting principles in the United States, consistently applied and as in effect from time to time.

(qq)    “Governmental Authority” means any government, political subdivision, governmental, administrative, self-regulatory (including applicable stock exchanges) or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or arbitral body, in each case whether federal, national, state, county, municipal, provincial, local, foreign or multinational.

(rr)    “Governmental Authorization” means any authorizations, approvals, licenses, franchises, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements issued by or obtained from, and any notices, filings, registrations, qualifications, declarations and designations with, a Governmental Authority.

(ss)    “Group” has the meaning as used in Section 13(d) of the Exchange Act.

(tt)    “Hazardous Substance” means any toxic or hazardous material, substance or waste, or pollutant or contaminant, defined or regulated under Environmental Laws.

(uu)    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(vv)    “Intellectual Property” means: (i) all United States and foreign patents and applications therefor (“Patents”); (ii) all copyrights, published and unpublished works of authorship, copyright registrations and applications therefor (“Copyrights”); (iii) trademarks, service marks, trade names, trade dress rights, corporate names, logos, slogans and similar designation of origin and rights therein, Internet domain names and social media accounts, and registrations and applications for registration thereof, together with all of the goodwill associated with any of the foregoing (“Marks”); (iv) rights in Software, trade secrets, confidential information, inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, ideas, know-how, methods, formulas, processes, techniques, strategies, data, designs, drawings, specifications, customer and supplier lists and business and marketing plans and proposals; and (v) any other intellectual property or proprietary rights anywhere in the world, in each case of (i)-(v), together with all registrations, applications, renewals, extensions, continuations, divisions, continuations in part, provisionals, reissues, reexaminations, or foreign counterparts or equivalents of the foregoing, and all goodwill associated with any of the foregoing.

(ww)    “Intervening Event” means any material change, event, effect, development or circumstance (including any change in probability or magnitude of circumstances) occurring or becoming known after the date of this Agreement that (i) was not known or reasonably foreseeable to the Company Board on the date of this Agreement (or, if known by the Company Board, the consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement) and (ii) does not relate to (A) any Acquisition Proposal or any matter relating thereto, (B) changes in the stock price of the Company, in and of itself, (C) any breach by the Company of this Agreement, (D) the mere fact, in and of itself, that the Company meets or exceeds any internal or published financial projections or forecasts for any period ending on or after the date hereof or (E) changes in general economic or geopolitical conditions, or changes in conditions in the global, international or U.S. economy generally.

(xx)    “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Technology Officer, Chief Operating Officer, Senior Vice President of Seller Experience and Senior Vice President of Engineering, in each case after reasonable inquiry of such individual’s direct reports.

(yy)    “Labor Agreement” means any collective bargaining agreement or other Contract with any labor union, labor organization, or works council.

(zz)    “Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any award, order or decision of an arbitrator or arbitration panel with jurisdiction over the parties and subject matter of the dispute.

(aaa)    “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, investigation, arbitration or other similar legal proceeding brought by or pending before any Governmental Authority, arbitrator or other tribunal.

(bbb)    “Material Contract” means any of the following Contracts:

(i)    any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as whole;

(ii)    any (A) Contract containing any covenant or other provision restricting the right of the Company or any of its Subsidiaries (or that would, following the consummation of the Merger, restrict the right of the Surviving Corporation or any of its Affiliates) to engage in any line of business or in any business, in any geography, with any Person or (B) Contract containing any material “most favored nation”, “exclusivity” or similar provisions;

(iii)    any Contract relating to the disposition or acquisition of equity or real or tangible assets by the Company or any of its Subsidiaries pursuant to which the Company or its Subsidiaries have material continuing obligations;

(iv)    any Contract (A) with any vendor of the Company or any of its Subsidiaries who, in the year ended December 31, 2021, was, or in the year ended December 31, 2022 is expected to be, one of the ten (10) largest sources of payment obligations for the Company and its Subsidiaries, based on amounts paid or payable (excluding any purchase orders entered into in the ordinary course of business consistent with past practice) or (B) with any counterparty of the Company or any of its Subsidiaries who, in the year ended December 31, 2021, was, or in the year ended December 31, 2022 is expected to be, one of the ten (10) largest sources of revenues for the Company and its Subsidiaries, based on amounts paid or payable;

(v)    any Contract relating to or evidencing indebtedness of the Company or any Subsidiary of the Company in excess of $1,000,000 (excluding intercompany loans between the Company and any of its Subsidiaries or between any Subsidiaries of the Company);

(vi)    any Contract that (A) involves a material joint venture, profit sharing, or similar agreement (excluding distribution or resale agreements entered in the ordinary course of business) or (B) provides for the Company or its Subsidiaries to indemnify or hold harmless any other Person entered into outside of the ordinary course of business that would reasonably be expected to impose on the Company or any of its Subsidiaries a liability in excess of $1,000,000;

(vii)    any Contract that contains covenants expressly limiting in any material respect the ability of the Company or any of its Subsidiaries to sell, transfer, pledge or otherwise dispose of any material assets (including any restrictions on the transfer of any Intellectual Property Rights) or businesses of the Company or any of its Subsidiaries;

(viii)    any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $1,000,000 (other than the Company Stock Plans);

(ix)    any Contract between the Company or any of its Subsidiaries, on the one hand, and any of the directors, officers or Affiliates (other than the Company and its Subsidiaries) of the Company and Subsidiaries, on the other hand (other than Contracts with respect to compensation payable to officers and directors and except to the extent not required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act);

(x)    any IP Contract;

(xi)    any settlement, conciliation or similar Contract pursuant to which the Company will have any material outstanding monetary or other obligation after the date of this Agreement;

(xii)    any Contract with a Governmental Authority; and

(xiii)    any Contract with respect to the procurement or provision of (a) infrastructure or platform cloud services or (b) engineering or development services relating to the customization, implementation, maintenance, or support of any infrastructure or platform cloud services that are material to the conduct of the Company’s business.

(ccc)    “Nasdaq” means the Nasdaq Global Select Market and any successor stock exchange or inter-dealer quotation system operated by the Nasdaq Stock Market, LLC or any successor thereto.

(ddd)    “Open Source Software” means any Software that is licensed pursuant to (i) any license that is an “open source”, “copyleft” or analogous license (including any license now approved by the Open Source Initiative and listed at http://www.opensource.org/licenses) or (ii) any license under which Software is licensed as “free software” or “open source software” by the Free Software Foundation.

(eee)    “Organizational Documents” means the certificate of incorporation, bylaws, certificate of formation, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a legal entity.

(fff)    “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions and licenses of Intellectual Property); (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Law or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, charges, easements, covenants and rights of way (unrecorded and of record) and other similar liens, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property; (vii) any non-exclusive license, non-exclusive option or other non-exclusive contractual obligation with respect to, any Intellectual Property entered into in the ordinary course of business; (viii) statutory, common Law or contractual liens securing payments not yet due, including liens of landlords pursuant to the terms of any lease or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries; or (ix) liens (or other encumbrances of any type) to the extent disclosed on the consolidated balance sheet of the Company for the quarterly period ended June 30, 2022.

(ggg)    “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(hhh)    “Proprietary Software” means all Software owned or purported to be owned by the Company or any of its Subsidiaries.

(iii)    “Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks and Internet domain names); and (iii) registered Copyrights and applications for Copyright registration.

(jjj)    “Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its Subsidiaries.

(kkk)    “Sanction(s)” means any applicable economic or trade sanction administered or enforced by the United States government, including without limitation the Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury or any other relevant sanctions authority.

(lll)    “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(mmm)    “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(nnn)    “Securities Act” means the Securities Act of 1933.

(ooo)    “Security Incident” means any action that results in an actual, suspected, alleged or potentially likely cyber or security incident that could have an adverse effect on a system (including any Computer System) or any information or data (including Personal Information) stored or contained therein or processed or transmitted thereby, including an occurrence that actually or potentially likely jeopardizes the confidentiality, integrity, or availability of a system or the data or information the system stores, contains, processes, or transmits.

(ppp)    “Software” means all computer software, applications and software code (in any format, including object code or source code), computer programs, interfaces, firmware, modules, software implementations of algorithms, models and methodologies, databases and compilations of data, whether machine readable or otherwise, and all related documentation and materials.

(qqq)    “Specified Acquisition” means any acquisition of a business or of assets or equity of any Person (whether by merger, consolidation, acquisition of equity, acquisition of assets or otherwise), if such acquisition would reasonably be expected to prevent, materially delay or materially impede the obtaining of the expiration or termination of the waiting period under the HSR Act applicable to the Merger.

(rrr)    “Specified Stockholders” means, collectively, Manish Chandra, Mayfield XIII, Mayfield Select, GGV Capital V Entrepreneurs Fund, L.P., and GGV Capital V, L.P.

(sss)    “Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than 50% such securities or ownership interests, in each case, are at the time directly or indirectly owned by such first Person.

(ttt)    “Superior Proposal” means any unsolicited, bona fide written Acquisition Proposal for an Acquisition Transaction first made after the date of this Agreement that did not result from a breach of Section 5.3 on terms that the Company Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) would be more favorable, from a financial point of view, to the Company Stockholders than the Merger (taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal that the Company Board considers relevant and any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%”.

(uuu)    “Tax” means any U.S. federal, state and local and non-U.S. taxes, assessments and similar governmental charges and impositions (including taxes based upon or measured by gross receipts, income, alternative, add-on minimum, profits, sales, use, or occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes) imposed by any Governmental Authority, together with any interest, penalties, fines, deficiency assessments and additions to tax imposed thereon.

(vvv)    “Tax Return” means any return, declaration, report, statement, or information return required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(www)    “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates (and/or their respective directors and/or executive officers) or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions, other than any Legal Proceedings among the Parties related to this Agreement.

(xxx)    “Transactions” means the Merger and the other transactions contemplated by this Agreement.

(yyy)    “Vested Company Options” means a Company Option that is unexpired, unexercised, outstanding, and vested as of immediately prior to the Effective Time or that vests in accordance with its terms as in effect as of the date hereof as a result of the consummation of the Transactions.

(zzz)    “Vested Company RSUs” means a Company RSU that is unexpired, unexercised, outstanding, and vested as of immediately prior to the Effective Time or that vests in accordance with its terms as in effect as of the date hereof as a result of the consummation of the Transactions.

(aaaa)    “Willful and Material Breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the actual knowledge that the taking of, or failure to take, such act would cause or constitute or would reasonably be expected to cause or constitute a material breach of this Agreement.

1.2    Index of Defined Terms. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Alternative Acquisition Agreement	5.3(a)
Annual Bonus	6.9(d)
Anti-Money Laundering Laws	3.25
Capex Budget	5.2(k)
Capitalization Date	3.7(a)
Cash Replacement Company Option Amounts	2.8(a)(ii)
Cash Replacement Company RSU Amounts	2.8(b)(ii)
Certificate of Merger	2.2
Certificates	2.9(c)
Chosen Courts	9.10
Class A Common Stock	2.7(a)(ii)
Class B Common Stock	2.7(a)(ii)
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(d)(i)
Company Disclosure Letter	Article III
Company Incentive Plan	6.9(d)
Company Related Parties	8.3(e)(i)
Company SEC Documents	Article III
Company Securities	3.7(d)
Company Stockholder Meeting	6.4(a)
Continuation Period	6.9(b)
Copyrights	1.1(vv)
D&O Insurance	6.8(c)
Data Protection Requirements	3.21
DGCL	Recitals
Dissenting Company Shares	2.7(c)
DTC	2.9(d)
Effective Time	2.2
Electronic Delivery	9.14
Enforceability Exceptions	3.2
Enforcement Expenses	8.3(d)
Equity Award Holders	2.8(c)
Excluded Benefits	6.9(b)
Export/Import Laws	3.26
Final Exercise Date	2.8(d)
Foreign Employee Plan	3.18(g)

Term	Section Reference
Goldman Sachs	3.3(b)
Indemnified Person	6.8(a)
Insurance Policies	3.23
IP Contracts	3.16(d)
Lease	3.14
Leased Real Property	3.14
Marks	1.1(vv)
Maximum Annual Premium	6.8(c)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	3.18(b)
New Plan	6.9(c)
Notice Period	5.3(c)(ii)(A)
Old Plans	6.9(c)
Other Required Company Filing	6.3(b)
Owned Company Shares	2.7(a)(iii)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	7.3(a)
Party	Preamble
Patents	1.1(vv)
Payment Agent	2.9(a)
Payment Fund	2.9(b)
Per Share Price	2.7(a)(ii)
Personal Information	3.21
Privacy Laws	3.21(a)
Proxy Statement	6.3(a)
Requisite Stockholder Approval	3.4
Sanctioned Persons	3.25
Surviving Corporation	2.1
Termination Date	8.1(c)
Uncertificated Shares	2.9(c)
Unvested Company Option	2.8(a)(ii)
Unvested Company RSU	2.8(b)(ii)
Vested Equity Award Consideration	2.8(b)(i)
Vested Option Consideration	2.8(a)(i)
Vested RSU Consideration	2.8(b)(i)
Voting Agreement	Recitals
WARN Act	5.2(r)

1.3    Certain Interpretations.

(a)    When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b)    When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c)    Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d)    The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e)    When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f)    The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g)    When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h)    Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(i)    Unless the context otherwise requires, any definition of or reference to any Law or any provision of any Law herein shall be construed as referring to such Law as from time to time amended, supplemented or modified, including by succession of comparable successor Laws and references to the rules and regulations promulgated thereunder or pursuant thereto.

(j)    Unless specified otherwise, all accounting terms used herein will be interpreted in accordance with GAAP.

(k)    The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(l)    The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year, as applicable (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(m)    The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(n)    Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to a virtual data room managed by the Company at www.datasite.com; or (ii) delivered or provided to Parent or its Affiliates or their respective Representatives who are involved in the negotiation of the Transactions, in each case at any time prior to twelve hours in advance of the execution and delivery of this Agreement.

(o)    All references to time shall refer to New York City time unless otherwise specified.

ARTICLE II

THE MERGER

2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger and as an indirect Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2    The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Proton Parent, Merger Sub and the Company shall cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3    The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m., New York City time, remotely by exchange of documents and signatures (or their electronic counterparts), on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the third Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.”

2.4    Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5    Certificate of Incorporation and Bylaws.

(a)    Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth in Exhibit B attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 6.8(a)).

(b)    Bylaws. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 6.8(a)).

2.6    Directors and Officers. The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation immediately following the Effective Time, and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time, in each case, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the Organizational Documents of the Surviving Corporation and by applicable Law.

2.7    Effect on Capital Stock.

(a)    Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Proton Parent, Merger Sub, the Company or the holders of any of the securities described in this Section 2.7, the following will occur:

(i)    each share of common stock, par value $0.01 per share of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time will automatically be cancelled and converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

(ii)    each share of Class A common stock, par value $0.0001 per share of the Company (“Class A Common Stock”) and Class B common stock, par value $0.0001 per share of the Company (“Class B Common Stock”) that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to

$17.90, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11); and

(iii)    each share of Company Common Stock that is (A) held by the Company as treasury stock or (B) owned by Parent or any of its Subsidiaries (including Proton Parent and Merger Sub), in each case as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b)    Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock (excluding, for the avoidance of doubt, any conversion of Class B Common Stock into Class A Common Stock in accordance with the Company’s Organizational Documents) occurring on or after the date of this Agreement and prior to the Effective Time.

(c)    Statutory Rights of Appraisal. Notwithstanding anything to the contrary set forth in this Agreement, if required by the DGCL (but only to the extent required thereby), Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Owned Company Shares) and that is held by holders of such Company Common Stock who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL with respect to any such Company Common Stock held by any such holder (the “Dissenting Company Shares”) will not be converted into the right to receive the Per Share Price pursuant to this Section 2.7, and holders of such Dissenting Company Shares will be entitled to receive payment of the fair value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL unless and until any such holder fails to perfect or effectively withdraws or loses their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Dissenting Company Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Per Share Price and the Surviving Corporation shall remain liable for payment of the Per Share Price for such Dissenting Company Shares in accordance with this Agreement. At the Effective Time, any holder of Dissenting Company Shares will cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Parent (i) reasonably prompt (and in any event within three Business Days) notice of any demands received by the Company for appraisal of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands. Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.8    Equity Awards and Company ESPP.

(a)    Company Options. At the Effective Time, each Company Option outstanding as of immediately prior to the Effective Time will automatically, without any action on the part of Parent, Proton Parent, Merger Sub, the Company or the holder thereof, be treated as follows:

(i)    Vested Company Options. Each Vested Company Option shall be cancelled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (i) the number of shares of Company Common Stock subject to such Vested Company Option as of immediately prior to the Effective Time and (ii) the excess, if any, of the Per Share Price over the exercise price per share of such Vested Company Option (the “Vested Option Consideration”).

(ii)    Unvested Company Options. Each Company Option outstanding as of immediately prior to the Effective Time that is not a Vested Company Option (an “Unvested Company Option”) shall be cancelled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (i) the number of shares of Company Common Stock subject to such Unvested Company Option as of immediately prior to the Effective Time and (ii) the excess, if any, of the Per Share Price over the exercise price per share of such Unvested Company Option (the “Cash Replacement Company Option Amounts”), which Cash Replacement Company Option Amounts will, subject to the holder’s continued service with Parent or its Affiliates (including the Surviving Corporation or its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company Option for which such Cash Replacement Company Option Amounts were exchanged would have vested pursuant to its terms (including, for the avoidance of doubt, with respect to any terms providing for acceleration of vesting pursuant to any Employee Plan as in effect on the date hereof). All Cash Replacement Company Option Amounts will have the same terms and conditions (including with respect to vesting) as applied to the Unvested Company Option for which they were exchanged, except for terms rendered inoperative by reason of the Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company Option Amounts.

(iii)    Each Company Option with an exercise price per share equal to or greater than the Per Share Price will be cancelled and no consideration shall be delivered in respect thereof.

(b)    Company RSUs. At the Effective Time, each Company RSU outstanding as of immediately prior to the Effective Time will automatically, without any action on the part of Parent, Proton Parent, Merger Sub, the Company or the holder thereof, be treated as follows:

(i)    Vested Company RSUs. Each Vested Company RSU shall be cancelled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (A) the Per Share Price and (B) the total number of shares of Company Common Stock subject to such Vested Company RSU as of immediately prior to the Effective Time (the “Vested RSU Consideration” and together with the Vested Option Consideration, the “Vested Equity Award Consideration”); provided, that to the extent any such amount relates to a Vested Company RSU that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation shall pay such amounts, without interest and subject to applicable withholding Taxes, at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Vested Company RSU that shall not trigger a Tax or penalty under Section 409A of the Code.

(ii)    Unvested Company RSUs. Except as set forth in Section 2.8(b)(ii) of the Parent Disclosure Letter, each Company RSU outstanding as of immediately prior to the Effective Time that is not a Vested Company RSU (an “Unvested Company RSU”) shall be cancelled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Unvested Company RSU as of immediately prior to the Effective Time (the “Cash Replacement Company RSU Amounts”), which Cash Replacement Company RSU Amounts will, subject to the holder’s continued service with Parent or its Affiliates (including the Surviving Corporation or its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company RSU for which such Cash Replacement Company RSU Amounts were exchanged would have vested pursuant to its terms (including, for the avoidance of doubt, with respect to any terms providing for acceleration of vesting pursuant to any Employee Plan as in effect on the date hereof). All Cash Replacement Company RSU Amounts will have the same terms and conditions (including with respect to vesting) as applied to the Unvested Company RSU for which they were exchanged, except for terms rendered inoperative by reason of the Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company RSU Amounts.

(c)    Payment Procedures. As promptly as reasonably practicable, but in any event no later than the first regularly scheduled payroll date that is no less than five Business Days after the Closing Date, the holders of Vested Company Options and Vested Company RSUs (the “Equity Award Holders”) will be paid by the Company or the Surviving Corporation, through its payroll system or payroll provider, all amounts required to be paid to such holders in respect of Vested Company Options and Vested Company RSUs that are cancelled and converted pursuant to this Section 2.8, less any required withholding pursuant to Section 2.12.

(d)    Treatment of Company ESPP. As soon as practicable following the date hereof, the Company shall take all actions necessary (including, if appropriate, amending the terms of the ESPP) or required under the Company ESPP or applicable Law to ensure that (i) except for the offering period under the Company ESPP in effect as of the date hereof, no offering period under the Company ESPP will be authorized or commenced after the date hereof; (ii) no new participants will commence participation in the Company ESPP after the date hereof; (iii) no Company ESPP participant will be permitted to increase such participant’s payroll deduction election or contribution rate in effect as of the date hereof or to make separate non-payroll contributions on or following the date hereof, except as may be required by applicable Law; (iv) each purchase right under the Company ESPP outstanding as of the date hereof shall be exercised as of no later than three Business Days prior to the date on which the Effective Time occurs (the “Final Exercise Date”); (v) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP as of the Final Exercise Date; and (vi) the Company ESPP will terminate effective as of (and subject to the occurrence of) immediately prior to the Effective Time, but subsequent to the exercise of purchase rights on the Final Exercise Date (in accordance with the terms of the Company ESPP, including as may be amended to comply with the terms of this provision). All shares of Company Common Stock purchased on the Final Exercise Date shall be cancelled at the Effective Time and converted into the right to receive the Per Share Price in accordance with the terms and conditions of this Agreement. At the Effective Time, any funds credited as of such date under the Company ESPP that are not used to purchase shares on the Final Exercise Date within the associated accumulated payroll withholding account for each participant under the Company ESPP shall be refunded to the applicable participant in accordance with the terms of the Company ESPP.

(e)    Further Actions. The Company shall take all action necessary to effect the cancellation and conversion of Company Options and Unvested Company RSUs and to effectuate the treatment of the Company ESPP upon the Effective Time and otherwise to give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act).

2.9    Exchange of Certificates.

(a)    Payment Agent. Prior to the Closing, Parent shall or shall cause Proton Parent to (i) select a nationally recognized bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b)    Payment Fund. At or prior to the Closing, Parent shall or shall cause Proton Parent to deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.7; provided, that the

Company shall, at the written request of Parent, deposit with the Payment Agent at the Closing such portion of such aggregate consideration from the cash denominated in United States dollars and held in United States bank accounts of the Company or any of its Subsidiaries as specified in such request (for the avoidance of doubt, the Company will not be required to repatriate any cash or incur any Taxes, costs or expenses in connection with this Section 2.9(b)); provided further, for the avoidance of doubt, that the foregoing shall not limit in any respect Parent’s obligation to fund the payment of all amounts payable pursuant to this Article II at the Closing by the Company, Parent, Proton Parent or Merger Sub. Until disbursed in accordance with the terms and conditions of this Agreement, such cash shall be invested by the Payment Agent, as directed by Parent, Proton Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Payment Fund”). To the extent that (A) there are any losses with respect to any investments of the Payment Fund; (B) the Payment Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Payment Fund is unavailable for Parent or Proton Parent (or the Payment Agent on behalf of Parent or Proton Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, Parent or Proton Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Payment Fund so as to ensure that the Payment Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any income from investment of the Payment Fund will be payable to Parent, Proton Parent or the Surviving Corporation as Parent directs. The Payment Fund shall not be used for any purpose other than the payment to holders of Company Common Stock as contemplated by Section 2.7.

(c)    Payment Procedures. Promptly following the Effective Time (and in any event within three Business Days), Parent (or Proton Parent) and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares, as applicable) of one or more certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares, as applicable) (the “Certificates” (if any)) (i) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent), and (ii) instructions for effecting the surrender of the Certificates in exchange for the Per Share Price payable with respect to the shares of Company Common Stock formerly represented thereby pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificates by (y) the Per Share Price, and the Certificates so surrendered will forthwith be cancelled. Notwithstanding anything to the contrary in this Agreement, no record holder of uncertificated shares of Company Common Stock (other than Owned Company Shares) (the “Uncertificated Shares”) will be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7 with respect of such Uncertificated Shares. In lieu thereof, such record holder, upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request), will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (2) the Per Share Price, and the transferred Uncertificated Shares will be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and transfer of Uncertificated Shares pursuant to this Section 2.9(c). Until so surrendered or transferred, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price payable in respect thereof pursuant to Section 2.7.

(d)    DTC Payment. Prior to the Effective Time, Parent (or Proton Parent) and the Company shall cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that the Payment Agent shall transmit to DTC or its nominee on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (ii) the Per Share Price.

(e)    Transfers of Ownership. If payment of the Per Share Price is to be made to a Person other than the Person in whose name the surrendered Certificate or transferred Uncertificated Share in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate or Uncertificated Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

(f)    No Liability. Subject to applicable Law, none of the Payment Agent, Parent, Proton Parent, the Surviving Corporation or any other Person will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)    Distribution of Payment Fund to Parent or Proton Parent. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent (or Proton Parent or the Surviving Corporation as directed by Parent) upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 shall thereafter look for payment of the Per Share Price payable in respect of the shares of

Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (or Proton Parent or the Surviving Corporation to which a portion of the Payment Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares was delivered) (subject to abandoned property, escheat or similar Law), as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares five years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.10    No Further Ownership Rights in Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11    Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent, Proton Parent or the Payment Agent may, in its reasonable discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable amount as it may direct as indemnity against any claim that may be made against Parent, Proton Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12    Required Withholding. Each of the Payment Agent, Parent, Proton Parent, the Company and the Surviving Corporation (without duplication) shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company Options and Company RSUs such amounts as are required to be deducted or withheld therefrom pursuant to any Law in respect of Taxes. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid in satisfaction of the corresponding obligations hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the publicly available forms, reports, statements, schedules, certifications and other documents filed or furnished by the Company with the SEC on or after January 14, 2021 (the “Company SEC

Documents”) (other than any disclosures contained (i) in the risk factors sections of such Company SEC Documents, except to the extent such information consists of factual and/or historical statements, and (ii) in any forward-looking statements in such Company SEC Documents that are of a nature that they address future developments); or (b) subject to the terms of Section 9.13, as set forth in the disclosure letter delivered by the Company to Parent, Proton Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent, Proton Parent and Merger Sub as follows:

3.1    Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of the Company’s Organizational Documents, each as amended to the date of this Agreement, and each as so disclosed is in full force and effect.

3.2    Corporate Power; Enforceability. The Company has the requisite corporate power and authority and has taken all corporate action necessary in order to (a) execute and deliver this Agreement; (b) perform its obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Proton Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (A) such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (such exceptions in clauses (A) and (B), the “Enforceability Exceptions”).

3.3    Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a)    Company Board Approval. The Company Board has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL; and (iv) directed that the adoption of this Agreement be submitted for consideration by the Company Stockholders at a meeting thereof (collectively, the “Company Board Recommendation”).

(b)    Fairness Opinion. The Company Board has received from Goldman Sachs & Co. LLC (“Goldman Sachs”) an opinion, dated as of the date hereof, to the effect that, as of such date and based upon and subject to the various assumptions set forth therein, the Per Share Price to be paid to the holders (other than Parent and its affiliates) of shares of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders. As of the date of this Agreement, the foregoing opinion has not been withdrawn, revoked or modified in any respect.

(c)    Anti-Takeover Laws. Assuming the accuracy of the representations of Parent, Proton Parent and Merger Sub set forth in Section 4.6, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in any applicable “anti-takeover” Law will not be applicable to the Merger or the transactions contemplated by the Voting Agreement.

3.4    Requisite Stockholder Approval. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.11, the adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting, voting as a single class (the “Requisite Stockholder Approval”) is the only vote or approval of the holders of any of the Company’s capital stock necessary under applicable Law, the Charter or the Bylaws to adopt this Agreement and consummate the Merger.

3.5    Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of obligations hereunder, and the consummation of the Transactions (a) do not violate or conflict with any provision of the Charter or the Bylaws; (b) do not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their properties or assets may be bound; (c) do not, assuming the Governmental Authorizations referred to in Section 3.6 are obtained and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law applicable to the Company or any of its Subsidiaries; and (d) will not result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.6    Requisite Governmental Approvals. No Governmental Authorization is required on the part of the Company in connection with (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions by the Company, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including the filing of the Proxy Statement with the SEC and compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the

Nasdaq; (iv) compliance with any applicable requirements of the HSR Act; and (v) such other Governmental Authorizations the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.7    Company Capitalization.

(a)    Capital Stock. The authorized capital stock of the Company consists of (i) 5,000,000,000 shares of Class A Common Stock; (ii) 700,000,000 shares of Class B Common Stock and (iii) 100,000,000 shares of Company Preferred Stock. As of 5:00 p.m., New York City time, on September 30, 2022 (such time and date, the “Capitalization Date”), (A) 54,523,517 shares of Class A Common Stock were issued and outstanding (which amount, for the avoidance of doubt, excludes the amounts set forth in clauses (i) through (v) of the second sentence of Section 3.7(b)); (B) 24,595,454 shares of Class B Common Stock were issued and outstanding (which amount, for the avoidance of doubt, excludes the amounts set forth in the immediately preceding clause (A) of this sentence and in clauses (i) through (v) of the second sentence of Section 3.7(b)); (C) no shares of Company Preferred Stock were issued and outstanding; and (D) no shares of Company Common Stock were held by the Company as treasury shares. All issued and outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b)    Stock Reservation and Awards. As of the Capitalization Date, the Company has reserved 31,340,355 shares of Company Common Stock for issuance pursuant to the Company Stock Plans. As of the Capitalization Date, there were (i) outstanding Company Options to acquire 5,015,645 shares of Company Common Stock with a weighted average exercise price of $6.28 per share (excluding Company Options outstanding under the Company ESPP); (ii) 8,401,662 shares of Company Common Stock subject to outstanding Company RSUs; (iii) 5,579,354 shares of Company Common Stock reserved and available for issuance pursuant to the Company Stock Plans; (iv) 99,673 shares of Company Common Stock estimated to be subject to outstanding purchase rights under the ESPP (assuming that the closing price per share of Company Common Stock as reported on the purchase date for the current offering period was equal to the Per Share Price and employee contributions continue until such purchase date at the levels in place as of the Capitalization Date); and (v) 2,678,907 shares of Company Common Stock reserved and available for purchase under the Company ESPP. From the Capitalization Date to the date of this Agreement, the Company has not issued or granted any shares of Company Common Stock or any other Company Securities, other than shares of Company Common Stock issued pursuant to the exercise of Company Options or the vesting and settlement of Company RSUs (in each case in accordance with the terms of such awards), in each case that were outstanding as of the Capitalization Date.

(c)    Company Equity Awards. Section 3.7(c) of the Company Disclosure Letter sets forth a true, correct and complete list of the Company Equity Awards outstanding as of the Capitalization Date, and with respect to each outstanding Company Equity Award, the name of the holder of such Company Equity Award, the number of shares of Company Common Stock underlying such Company Equity Award, the grant date of such Company Equity Award, the applicable vesting schedule (and the terms of any acceleration rights thereof), and, to the extent applicable, the per share exercise price of such Company Equity Award and the expiration date.

(d)    Company Securities. Except as set forth in Sections 3.7(a) and (b), or issued after the date of this Agreement in compliance with Section 5.2(c), there are (i) no issued and outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding options, warrants, calls, convertible or exchangeable securities or other rights or binding arrangements that obligate the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a Subsidiary thereof); (B) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable security, or other similar right, agreement or commitment relating to any capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries; and (iii) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any of its Subsidiaries (the items in clauses (i), (ii) and (iii), collectively, the “Company Securities”).

(e)    Other Rights. There are no (i) voting trusts, proxies or similar arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries; or (ii) obligations or binding commitments of any character to which the Company or any of its Subsidiaries is a party or by which it is bound (A) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, (B) to make payments based on the price or value of any Company Securities or (C) granting any preemptive rights, registration rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities. The Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock. None of the Company or any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the equityholders of the Company or any of its Subsidiaries on any matter.

(f)    Subsidiaries. Section 3.7(f) of the Company Disclosure Letter sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, together with the jurisdiction of incorporation or formation of each such Subsidiary and the ownership interest of any other Person or Persons in each such Subsidiary and (ii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any Person other than the Company or its Subsidiaries, together with the jurisdiction of incorporation or formation of each such Person.

3.8    Subsidiaries.

(a)    Each of the Subsidiaries of the Company (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The Company or a wholly owned Subsidiary of the Company owns one hundred percent of the capital stock of each direct or indirect Subsidiary of the Company. All of such capital stock of any such Subsidiary is so owned by the Company or a wholly owned Subsidiary of the Company free and clear of any Liens (other than Permitted Liens). The Company does not own, directly or indirectly, any capital stock or other equity interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity interest of, any Person other than the Subsidiaries of the Company. No Subsidiary of the Company owns any shares of capital stock or other securities of the Company.

3.9    Company SEC Documents. Since January 14, 2021, the Company has furnished or filed, as applicable, all forms, reports, statements, schedules, certifications and other documents with the SEC that have been required to be furnished or filed by it pursuant to applicable Laws prior to the date of this Agreement. Each Company SEC Document complied, as of its filing or furnishing date (or, if amended or superseded by a filing or furnishing on the date of such amended or superseding filing or furnishing), in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, each as in effect on the date that such Company SEC Document was filed or furnished, and did not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements filed or furnished by the Company with the SEC.

3.10     Company Financial Statements; Internal Controls.

(a)    Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company filed with the Company SEC Documents (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments). Except as has been described in the Company SEC Documents, there are no unconsolidated Subsidiaries of the Company or any off- balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b)    Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting”

(in each case as defined pursuant to, and as required by Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications as of the date of this Agreement. There were no material weaknesses or significant deficiencies identified in the management of the Company’s assessment of internal controls as of and for the year ended December 31, 2021 (nor has any such material weakness or significant deficiency been identified since such date through the date hereof). The Company is in compliance in all material respects with the applicable listing and other requirements of Nasdaq.

(c)    Internal Controls. Since December 31, 2021 through the date of this Agreement, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company or any of its Subsidiaries; or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company or any of its Subsidiaries.

3.11    No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or notes thereto, other than liabilities (a) to the extent specifically and adequately reflected or reserved against in the Audited Company Balance Sheet or in the subsequent consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Documents filed prior to the date of this Agreement; (b) arising in connection with the Transactions or executory obligations under existing Contracts that are not liabilities for a breach or default under any Contract, breach of warranty, tort, infringement, misappropriation or violation of Law; (c) incurred since June 30, 2022 in the ordinary course of business (none of which is a liability for a breach or default under any Contract, breach of warranty, tort, infringement, misappropriation or violation of Law); and (d) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.12    Absence of Certain Changes.

(a) Since January 1, 2022 through the date of this Agreement, except in connection with the Transactions, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice and there has not been any action taken by the Company or its Subsidiaries that would have required the consent of Parent pursuant to Sections 5.2(e), 5.2(h), 5.2(i), 5.2(j), 5.2(k), 5.2(p), 5.2(q), 5.2(t) or 5.2(u) (solely as it relates to the foregoing clauses) if such action had been taken after the date of this Agreement.

(b)    Since January 1, 2022 through the date hereof, there has not been any effect, circumstance, event, change, development or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.13    Material Contracts.

(a)    List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts, as in effect as of the date of this Agreement, to which the Company or any of its Subsidiaries is a party.

(b)    Validity. Each Material Contract (other than any Material Contract that has expired in accordance with its terms) is valid and binding on the Company or each Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, the other party thereto, and is in full force and effect, except where the failure to be valid and binding and in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where the failure to fully perform would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would (i) constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, (ii) give any Person the right to accelerate the maturity or performance of any Material Contract or (iii) give any Person the right to cancel, terminate or modify in a manner adverse to the Company or its Subsidiaries any Material Contract except, in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, since the date of the Audited Company Balance Sheet to the date hereof, the Company has not received any notice from or on behalf of any party to a Material Contract indicating that such party intends to terminate, or not renew, any Material Contract with such party. The Company has made available to Parent prior to the date of this Agreement accurate and complete copies of all Material Contracts required to be identified in Section 3.13(a) of the Company Disclosure Letter, including all amendments thereto, as in effect as of the date of this Agreement.

3.14    Real Property. Neither the Company nor any of its Subsidiaries currently owns, or has since January 14, 2021 owned, any land, buildings or other real property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries have a good and valid leasehold interest in all of its Leased Real Property, free and clear of all liens (except for Permitted Liens); (b) each lease, license, sublease and occupancy agreement (each, a “Lease”) with respect to material real property leased, licensed, subleased or otherwise used by the Company or its Subsidiaries as lessee or sublessee (the “Leased Real Property”), is valid and binding on the Company or its Subsidiaries and is in full force and effect and, to the Knowledge of the Company, valid and binding on, and enforceable against, the other parties thereto; and (c) neither the Company nor any of its

Subsidiaries is in breach or default under any of the Leases, beyond any applicable grace periods. Section 3.14 of the Company Disclosure Letter sets forth a true and complete list of all material Leased Real Property.

3.15    Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are, and since December 31, 2020 have been, in compliance with all applicable Environmental Laws and hold and are in compliance with all Environmental Permits, (ii) since December 31, 2020 to the date of this Agreement (or earlier if unresolved), no written notice of violation of, or liability arising under, any Environmental Law has been received by the Company or any of its Subsidiaries, (iii) no Legal Proceeding is pending or, to the Knowledge of the Company as of the date of this Agreement, threatened in writing against the Company or any of its Subsidiaries under any Environmental Law, and (iv) there has been no release of Hazardous Substances on Real Property owned or operated by the Company or any of its Subsidiaries so as to give rise to any liabilities of the Company or its Subsidiaries pursuant to any Environmental Laws.

3.16    Intellectual Property.

(a)    Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Registered Intellectual Property. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) all registrations of Company Registered Intellectual Property are subsisting and, to the Knowledge of the Company, valid and enforceable, and all applications for Company Registered Intellectual Property are validly applied-for and subsisting, and (ii) the Company has maintained all Company Owned Intellectual Property in the ordinary course consistent with reasonable business practices.

(b)    No Company Intellectual Property is subject to any pending or written threat of Legal Proceeding or outstanding legal order to which the Company or any of its Subsidiaries is a named party challenging or restricting in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries.

(c)    The Company or one of its Subsidiaries exclusively owns and has good and valid legal right, title and interest to each item of Company Owned Intellectual Property free and clear of any liens (other than Permitted Liens), and the Company or one of its Subsidiaries, as applicable, owns, or is licensed or otherwise possesses sufficient rights to use, all Intellectual Property used in or necessary to their respective businesses as currently conducted.

(d)    Section 3.16(d) of the Company Disclosure Letter sets forth a true and correct list of all Contracts: (i) to which the Company or any of its Subsidiaries acquired or is granted a right or license to use the Intellectual Property of a third Person, or for the development of any Intellectual Property, other than any (A) non-disclosure agreements entered into in the ordinary course of business; (B) non-exclusive licenses to generally commercially available off-the-shelf software and technology entered into in the ordinary course of business with an annual or one-time fee of less than $500,000 per year; (C) agreements with employees, contractors or consultants of the Company or any of its Subsidiaries entered into in the ordinary course of business and executed on substantially the Company’s standard form of agreement (or an agreement with comparable intellectual property and confidentiality protections); (D) license that is merely incidental to the transaction contemplated in such agreement, the commercial purpose of which is primarily for something other than such license; and (E) Open Source Software licenses; (ii) pursuant to which the Company or any of its Subsidiaries divested or grants to a third Person any right or license to use any Company Owned Intellectual Property other than any (A) non-disclosure agreements entered into in the ordinary course of business and (B) non-exclusive licenses (including software as a service or “SaaS” license) granted in the ordinary course of business to customers or suppliers on substantially the Company’s standard form of agreement (or an agreement with comparable intellectual property and confidentiality protections); (iii) that restrict the Company or any of its Subsidiaries from using, registering or enforcing any Company Owned Intellectual Property in any material respect; or (iv) entered into by the Company or any of its Subsidiaries to settle any Company Intellectual Property-related dispute, such as settlement agreements, coexistence agreements, covenant not to sue agreements (all such Contracts, the “IP Contracts”).

(e)    There are no Legal Proceedings pending or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and during the prior two year period, neither the Company nor any of its Subsidiaries has received written notice from any Person, in each case alleging infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property of such Person or challenging the ownership, registrability, validity or enforceability of any Company Owned Intellectual Property.

(f)    The conduct of the business of the Company and its Subsidiaries (including the use, manufacture, distribution, license, or sale of the Proprietary Software) does not infringe, misappropriate or otherwise violate and in the prior six year period has not infringed, misappropriated or otherwise violated, any Intellectual Property of any Person. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, no Person is infringing, misappropriating or violating any Company Owned Intellectual Property.

(g)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries maintains commercially reasonable practices to maintain, preserve and protect all Company Intellectual Property, including the confidentiality of trade secrets and any confidential information owned by it. All current employees, consultants and contractors of the Company or any of its Subsidiaries who have developed any Intellectual Property for or on behalf of the Company or any such Subsidiary have executed Contracts that assign to the Company or one of its Subsidiaries all of such Person’s rights in and to such Intellectual Property and provide for the confidentiality and non-disclosure of any trade secrets or other confidential information, and Person is in breach of any such agreement.

(h)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries own, lease, license or otherwise have the right to use all Computer Systems currently used in the conduct of their businesses, and such Computer Systems are reasonably sufficient for the operation of the Company’s and its Subsidiaries’ respective businesses as currently conducted.

Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries takes commercially reasonable measures to protect the integrity of the Computer Systems in the operational control of the Company or any of its Subsidiaries and maintains commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities. In the last two years, with respect to any of the Computer Systems, there has not been any failure, breakdown, unavailability or outages that have caused a material disruption to the businesses of the Company and its Subsidiaries, taken as a whole, or that have not been remedied or replaced in all material respects. In the last two years, neither the Company nor any of its Subsidiaries, nor the conduct of their businesses, has experienced any material Security Incident, and neither the Company nor any of its Subsidiaries has received any written notices or complaints from any Person or been the subject of any claim, proceeding, or investigation with respect to any Security Incident.

(i)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, no Proprietary Software uses any Open Source Software that, pursuant to the terms of the Open Source Software’s applicable license: requires (or purports to require) the Company or any of its Subsidiaries to (i) distribute or otherwise make available the source code for any Proprietary Software; (ii) license any Proprietary Software for the purposes of making derivative works thereof; (iii) license the source code of any Proprietary Software at no cost; or (iv) grant any rights or immunities in, to or under any Company Owned Intellectual Property. Each of the Company and its Subsidiaries is and has been, in the prior two-year period, in compliance with the terms and conditions of all licenses for such Open Source Software and neither the Company nor any of its Subsidiaries has received a written notice from any Person to disclose, distribute or license any source code from any Proprietary Software pursuant to an Open Source Software license, or alleging noncompliance with any Open Source Software license, in each case except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(j)    No source code forming part of the Company Owned Intellectual Property has been delivered, disclosed, released, made available or licensed by the Company or any of its Subsidiaries (and no Person has agreed to deliver, disclose, release, make available or license such source code under any circumstance) to any third party (other than any employee, consultant or independent contractor of the Company and its Subsidiaries within the scope of their engagement with the Company or its applicable Subsidiary, and subject to a written non-disclosure agreement), and no Person, other than the Company and its Subsidiaries, is in possession of any such source code or has been granted any license or other right with respect therein or thereto. Neither the Company nor any of its Subsidiaries is under an obligation to deliver, disclose, release, make available or license the source code for any Company Owned Intellectual Property to any escrow agent. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in a requirement that any source code owned by the Company or any of its Subsidiaries be delivered, disclosed, released, made available or licensed to any third party.

3.17    Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)    Each of the Company and its Subsidiaries have timely filed (taking into account valid extensions) all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete.

(b)    The Company and each of its Subsidiaries have paid all Taxes that are required to be paid by it (whether or not shown as due on any Tax Return); the most recent financial statements contained in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all Taxes accrued but not then payable by the Company and each of its Subsidiaries through the date of such financial statements.

(c)    Each of the Company and its Subsidiaries has timely paid or withheld with respect to their shareholders, employees and other third Persons (and paid over any amounts withheld to the appropriate Taxing authority) all Taxes required to be paid or withheld and timely and accurately complied in all material respects with all reporting requirements related thereto.

(d)    Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations with respect to, or extended the period for the assessment or collection of, any Tax, which waiver or extension remains in effect.

(e)    There is no Tax deficiency outstanding, assessed or proposed in writing against the Company or any of its Subsidiaries. No audits, examinations, disputes or claims with respect to Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing; no written claim has been made by a Governmental Authority in a jurisdiction where any of the Company or its Subsidiaries does not file Tax Returns (or a particular type of Tax Returns) that the Company or such Subsidiary, as the case may be, is or may be subject to Tax (or subject to a particular type of Tax) in that jurisdiction, which claim is still outstanding; there are no liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(f)    Neither the Company nor any of its Subsidiaries has deferred Taxes or claimed any Tax credits under any applicable law, rules and regulation, order or directive of any Governmental Authority enacted, implemented or issued in response to COVID-19.

(g)    In the last two years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a transaction involving the distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code.

(h)    Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation or indemnification agreement, other than any such agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; (ii) has been a member of an affiliated group filing a consolidated, unitary or combined or other similar Tax Return (other than an affiliated group the common parent of which is the Company or any Subsidiary of the Company); or (iii) has any liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or otherwise by operation of Law.

(i)    The Company is treated as a corporation for U.S. federal income Tax purposes and has been since the date of its formation; Section 3.17(i) of the Company Disclosure Letter lists the tax classification of each of the Company’s Subsidiaries for U.S. federal income Tax purposes and such Subsidiary’s jurisdiction of formation.

(j)    Neither the Company nor any of its Subsidiaries (i) are, or have been, subject to Tax in a country other than the country in which it is organized or (ii) currently have, or have had, a permanent establishment (as defined in any applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized.

(k)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iv) any deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), (v) installment sale or open transaction disposition made on or prior to the Closing Date, or (vi) prepaid amount received or deferred revenue accrued outside of the ordinary course of business on or prior to the Closing Date.

(l)    Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(m)    Neither the Company nor any of its Subsidiaries is liable to a Governmental Authority for any amounts pursuant to any applicable abandoned or unclaimed property, escheat or similar Law.

3.18    Employee Benefits.

(a)    Employee Plans. Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all material Employee Plans. Copies of the following materials have been delivered or made available to Parent (as applicable): (i) true and complete copies of all current plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description thereof, (ii) the most recent determination or opinion letter from the IRS with respect to any of the Employee Plans, (iii) the most recent summary plan descriptions (summaries of material modifications thereto) and annual reports (including the most recent 5500 annual report and any applicable schedules or attachments thereto) with respect to any of the Employee Plans, and (iv) any non-routine correspondence with any Governmental Authority regarding any Employee Plans.

(b)    Absence of Certain Plans. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its ERISA Affiliates has ever maintained, sponsored or participated in, or contributed to or been required to contribute to or had any liability (whether contingent or otherwise) or obligation with respect to, (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA), (iii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, (iv) any funded welfare benefit plan within the meaning of Section 419 of the Code, or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full. Neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.

(c)    Compliance. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) each Employee Plan has been established, maintained, funded, operated and administered in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA, the Affordable Care Act, and the Code; (ii) each Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received a favorable determination letter, or may rely on a favorable opinion letter, issued by the U.S. Internal Revenue Service, and, to the Knowledge of the Company, no events have occurred that would reasonably be expected to result in the revocation of the qualified status of any such Employee Plan; (iii) no Employee Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program; (iv) all payments, distributions and/or contributions required to have been timely made with respect to all Employee Plans either have been made (to the extent due) or have been made or properly accrued (to the extent not yet due) in accordance with the terms of the applicable Employee Plan and applicable Law; and (v) the Employee Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code and Affordable Care Act (as applicable).

(d)    Employee Plan Legal Proceedings. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there are no Legal Proceedings pending or, to the Knowledge of the Company threatened on behalf of or against or otherwise with respect to any Employee Plan or, to the Knowledge of the Company, any third-party fiduciary or service provider thereof, other than routine claims for benefits.

(e)    No Welfare Benefit Plan. No Employee Plan provides post-termination or retiree life insurance or health or other welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar Law for which the covered Person pays the full premium cost of coverage commonly known as “COBRA”. Neither the Company nor any of its Subsidiaries has incurred (whether or not assessed) or could reasonably be expected to incur any material Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(f)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor any of its ERISA Affiliates has committed to modify or terminate any Employee Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Plan and (ii) no Employee Plan providing benefits to employees in the United States provides major medical health or long-term disability benefits that are not fully insured through an insurance contract.

(g)    No Employee Plan that is subject to the Laws of a jurisdiction outside of the United States, whether or not United States Law also applies, (a “Foreign Employee Plan”) has material unfunded liabilities that as of the Effective Time will not be offset by insurance or have not been accrued in accordance with GAAP. Each material Foreign Employee Plan required to be registered, qualified or approved under applicable Law has in fact been registered, qualified or approved, as the case may be, under applicable Law and has been maintained in good standing with applicable regulatory authorities in all material respects.

(h)    Each Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(i)    No Employee Plan provides for any tax “gross-up” or similar “make-whole” payments for any Taxes imposed under Sections 4999 or 409A of the Code.

(j)    None of the execution and delivery of this Agreement, the stockholder approval of this Agreement, or the consummation of the Transactions could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its Subsidiaries, (ii) limit or restrict the right of the Company to merge, amend, or terminate any Employee Plan, or (iii) result in any payment or benefit made by the Company or any of its Subsidiaries that could be characterized as a parachute payment within the meaning of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered), except as set forth in Section 3.18(j) of the Company Disclosure Letter or as provided in this Agreement.

3.19    Labor Matters.

(a)    Section 3.19 of the Company Disclosure Letter sets forth each Labor Agreement to which the Company or any of its Subsidiaries is a party or bound as of the date of this Agreement. No employees of the Company or any of its Subsidiaries are represented by a labor union, works council, or other labor organization with respect to their employment with the Company or any of its Subsidiaries. To the Knowledge of the Company there are, and in the past two years there have been, no pending or threatened proceedings or campaigns of any labor union, works council, or other labor organization or group of employees to organize any employees of the Company or any of its Subsidiaries. There is, and in the past two years there has been, no strike, lockout, slowdown, work stoppage, picketing, handbilling, material labor grievance, labor arbitration, unfair labor practice charge, or other material labor dispute against or affecting the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(b)    The Company and its Subsidiaries are, and for the past three years have been, in compliance in all material respects with all applicable Laws pertaining to labor, employment, and employment practices, including terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration, harassment, discrimination, retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and mass layoffs (including WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance.

(c)    The Company and its Subsidiaries have reasonably investigated all sexual harassment or other discrimination or retaliation allegations against any current or former director, officer, or employee of the Company or its Subsidiaries of which any of them is aware. With respect to each such allegation with potential merit of which the Company is aware, the Company and its Subsidiaries have taken prompt corrective action that is reasonably calculated to prevent further sexual harassment or other discrimination or retaliation. The Company and its Subsidiaries do not reasonably expect any material liabilities with respect to any such sexual harassment or discrimination or retaliation allegations and are not aware of any sexual harassment or discrimination allegations against any current officer, director, or employee of the Company or any of its Subsidiaries, that, if known to the public, would bring the Company or any of its Subsidiaries into material disrepute.

3.20    Compliance with Laws.

(a)    (i) The Company and each of its Subsidiaries are and for the past two years have been in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries and (ii) since January 14, 2021 through the date of this Agreement, the Company has not received any written notice or written communication or, to the Knowledge of the Company, oral notice or other communication, from any Governmental Authority of any noncompliance with any such Laws, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect; (ii) the Company and its Subsidiaries are, and since December 31, 2020 have been, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses; and (iii) since December 31, 2020 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization, the substance of which has not been resolved.

3.21    Data Privacy.

(a)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, in connection with its collection, storage, processing, transfer, use, or disclosure of any information that can be used to directly or indirectly identify any individual or household, or that constitutes “personal information,” “personal data,” “personally identifiable information”, “protected health information” or similar terms that is regulated by Privacy Laws (as defined below) to which the Company or any of its Subsidiaries are subject (such information, collectively, “Personal Information”) by the Company or any of its Subsidiaries, the Company and its Subsidiaries are, and for the past two years, have been in compliance with (i) applicable laws relating to privacy or data security (“Privacy Laws”); (ii) the Company’s and each of its Subsidiaries’ internal, public or externally-facing privacy policies; and (iii) the requirements of any Contract or industry standard (including the Payment Card Industry Data Security Standard) to which the Company or any of its Subsidiaries is bound with respect to Personal Information or otherwise relating to privacy, security or security breach notification requirements (collectively, “Data Protection Requirements”). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries take commercially reasonable measures to protect the security of the Personal Information collected, owned, or stored on, or processed by, the Computer Systems, or otherwise collected, owned, stored, used or processed by, or on behalf of, the Company. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, in the past two years, neither the Company nor any of its Subsidiaries has experienced any security breaches or unauthorized access to Personal Information collected, owned, or stored on, or processed by, the Computer Systems, or otherwise collected, owned, stored, used or processed by, or on behalf of, the Company, and no event has occurred that would require notification to any individual or regulator under any Data Protection Requirement. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, in the past two years, neither the Company nor any Subsidiary has received any governmental order or written notice against the Company or any Subsidiary regarding any actual or alleged non-compliance with or violation of any Data Protection Requirement. No Person has, in the past two years, claimed any compensation from the Company or any of its Subsidiaries for the loss of or unauthorized disclosure or transfer of Personal Information.

(b)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) neither the execution nor the delivery of this Agreement nor the consummation of the Closing will result in a breach or violation of, or constitute a default under, any Data Protection Requirement, and (ii) the use of Personal Information by the Company and its Subsidiaries immediately following the Closing in substantially the same manner as such Personal Information was used by the Company and its Subsidiaries prior to the Closing will not result in a breach or violation of, or constitute a default under, any Data Protection Requirement.

3.22    Legal Proceedings; Orders.

(a)    No Legal Proceedings. Since January 14, 2021 through the date of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there have been no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries.

(b)    No Orders. Since January 14, 2021, neither the Company nor any of its Subsidiaries has been subject to any order, judgment, writ, injunction, decree or award of any Governmental Authority that, individually or in the aggregate, would reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of the Transactions or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

3.23    Insurance. As of the date of this Agreement, the Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries (all such policies, the “Insurance Policies”). As of the date of this Agreement, all Insurance Policies are in full force and effect, all premiums due with respect to all such Insurance Policies have been paid, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.24    Anti-Corruption Compliance. None of the Company, any of its Subsidiaries, or, when acting on behalf of the Company or its Subsidiaries, any officer, director, employee or, to the Knowledge of the Company, any agent, distributor, or other representative of the Company or its Subsidiaries has, since August 31, 2017, taken any action that would cause any of the foregoing to be in violation of any provision of the United States Foreign Corrupt Practices Act, the UK Bribery Act 2010, or any other applicable anticorruption Laws. The Company and its Subsidiaries have in place internal controls reasonably designed to promote and achieve compliance in all material respects with all applicable anti-corruption Laws.

3.25    Sanctions. Neither the Company nor any of its Subsidiaries, nor any director, officer or employee thereof, nor, to the Knowledge of the Company, any agent, distributor, or other representative of the Company or its Subsidiaries, is, or at any time since August 31, 2017, has been, an individual or entity that is or was (while working for or on behalf of the Company or its Subsidiaries) (a) the subject or target of any Sanctions, including the Government of Venezuela (or any agency or instrumentality thereof), (b) included on OFAC’s List of Specially Designated Nationals, OFAC’s Foreign Sanctions Evaders List, OFAC’s Sectoral Sanctions Identifications List, the U.S. Department of Commerce’s Denied Person’s List, the U.S. Department of Commerce’s Entity List, the U.S. Department of Commerce’s Unverified List, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List or any similar list enforced by the United States federal government or any Governmental Authority having jurisdiction over the Company or its Subsidiaries, (c) located, organized or resident in, or the government or any agency or instrumentality of the government of, a Designated Jurisdiction, or (d) 50% or more owned or, where relevant, controlled by any Person or Persons specified in (a), (b), and (c) above (together “Sanctioned Persons”). Neither the Company nor its Subsidiaries, nor any director, officer or employee thereof (in their capacities as such), nor, to the Knowledge of the Company, any agent, distributor, or other representative of the Company or its Subsidiaries (in their capacities as such and in connection with the business of the Company or its Subsidiaries), since August 31, 2017, (i) have been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”), or any Sanctions laws, (ii) to the Knowledge of the Company, are under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or Sanctions, (iii) have been assessed civil penalties under any Anti-Money Laundering Laws or any Sanctions, (iv) have had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws or (v) have filed any voluntary or directed disclosures with any Governmental Authority regarding possible violations of Sanctions. To the Knowledge of the Company, the Company and its Subsidiaries do not, directly or indirectly, have any investment in, or engage in any dealing or transaction with, whether directly or indirectly, any person in violation of any applicable Sanctions. The Company and its Subsidiaries have in place internal controls reasonably designed to promote and achieve compliance in all material respects with all applicable Sanctions.

3.26    Compliance with Export/Import Laws. The Company and its Subsidiaries are and since August 31, 2017, have been, in compliance in all material respects with all applicable Laws, regulations, orders and authorizations issued by a Governmental Authority applicable to the export or import of goods, technology or software, including without limitation the U.S. Export Administration Regulations, and the regulations administered by U.S. Customs and Border Protection (collectively, “Export/Import Laws”). The Company and its Subsidiaries, since August 31, 2017 (i) have not been found in, notified (in writing) of, charged with, or convicted of, any violation of Export/Import Laws, (ii) to the Company’s Knowledge, are not under investigation by any Governmental Authority for possible violation of any Export/Import Law, (iii) have not been assessed civil penalties under any Export/Import Laws and (iv) have not filed any voluntary or directed disclosures with any Governmental Authority regarding possible violations of any Export/Import Laws.

3.27    Brokers. Except for Goldman Sachs, there is no financial advisor, investment banker, broker, finder or agent that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Transactions. The Company has delivered to Parent a complete, correct and unredacted copy of its engagement letter between the Company and Goldman Sachs entered into in connection with the Merger, and all other agreements under which any fees or expenses may become payable to Goldman Sachs in connection with the Merger and the other Transactions, in each case, as in effect on the date hereof.

3.28    Company Information. The information supplied or to be supplied by the Company for inclusion in the Proxy Statement and any Other Required Company Filing will not, in the case of the Proxy Statement, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first disseminated to the Company’s stockholders or at the time of the Company Stockholder Meeting, and, in the case of any Other Required Company Filing, at the date such Other Required Company Filing is publicly filed, first disseminated to the Company Stockholders or at the time of the Company Stockholder Meeting (in each case, as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent, Proton Parent or Merger Sub for inclusion or incorporation by reference therein.

3.29    No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article III or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Company any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to the Parent, Proton Parent and Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Proton Parent, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, or budget relating to the Company, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent, Proton Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions. Except for the representations and warranties expressly set forth in Article IV, the Company hereby acknowledges that neither Parent nor any of its Subsidiaries, nor any other Person, makes or has made or is making any other express or implied representation or warranty with respect to Parent, Proton Parent, Merger Sub or their respective business or operations, including with respect to any information provided or made available to the Company, its Subsidiaries or any of their respective Representatives or any information developed by the Company, its Subsidiaries or any of their respective Representatives. The Company hereby acknowledges that, except for the representations and warranties expressly set forth in Article IV or in any certificate delivered pursuant to this Agreement, the Company has not relied on such information or on any other representation or warranty (express or implied), memorandum, presentation or other materials or information provided by or on behalf of Parent, Proton Parent or Merger Sub (or any of their respective Affiliates) and will have no claim against Parent or any of its Affiliates, or any of their respective Representatives, with respect thereto, except pursuant to the express terms of this Agreement, including on account of a breach of any of the representations, warranties, covenants or agreements set forth herein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, PROTON PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent, Proton Parent and Merger Sub on the date of this Agreement (the “Parent Disclosure Letter”), Parent, Proton Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1    Organization; Good Standing. Parent (a) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (b) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Proton Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. None of Parent, Proton Parent or Merger Sub is in violation of its Organizational Documents.

4.2    Corporate Power; Enforceability. Each of Parent, Proton Parent and Merger Sub has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its obligations hereunder; and (c) consummate the Transactions, subject only to the adoption of this Agreement by the sole stockholder of Merger Sub, which such adoption shall occur promptly following the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by each of Parent, Proton Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent, Proton Parent and Merger Sub, enforceable against each of Parent, Proton Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.3    Non-Contravention. The execution and delivery of this Agreement by each of Parent, Proton Parent and Merger Sub, the performance by each of Parent, Proton Parent and Merger Sub of their respective obligations hereunder, and the consummation of the Transactions do not (a) violate or conflict with any provision of the Organizational Documents of Parent, Proton Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any material Contract to which Parent, Proton Parent or Merger Sub is a party or by which Parent, Proton Parent Merger Sub or any of their properties or assets may be bound; (c) assuming the Governmental Authorizations referred to in Section 4.4 are obtained, violate or conflict with any Law applicable to Parent, Proton Parent or Merger Sub; and (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent, Proton Parent or Merger Sub, except in the case of each of clauses (b), (c) or (d) for such violations, conflicts, breaches, defaults, terminations or liens that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.4    Requisite Governmental Approvals. No Governmental Authorization is required on the part of Parent, Proton Parent, Merger Sub or any of their Affiliates in connection with (a) the execution and delivery of this Agreement by each of Parent, Proton Parent and Merger Sub; (b) the performance by each of Parent, Proton Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions by Parent, Proton Parent and Merger Sub, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act; (iv) such Governmental Authorizations as set forth on Section 4.4 of the Parent Disclosure Letter and (v) such other Governmental Authorizations the failure of which to obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.5    Legal Proceedings; Orders.

(a)    No Legal Proceedings. As of the date of this Agreement, there are no Legal Proceedings pending or, to the knowledge of Parent, threatened against Parent, Proton Parent or Merger Sub that would, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)    No Orders. None of Parent, Proton Parent or Merger Sub is subject to any order of any kind or nature that would, individually or in the aggregate, have a Parent Material Adverse Effect.

4.6    Ownership of Company Common Stock. None of Parent, Proton Parent or Merger Sub (a) owns any shares of Company Common Stock or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company during the three years prior to the date of this Agreement.

4.7    Brokers. Except for LionTree Advisors LLC, there is no financial advisor, investment banker, broker or finder that has been retained by or is authorized to act on behalf of Parent, Proton Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger.

4.8    Operations of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. Merger Sub has been formed solely for the purpose of engaging in the Merger and matters incidental thereto, and, prior to the Effective Time, Merger Sub shall not have engaged in any other business activities and shall not have incurred liabilities or obligations other than as contemplated by any agreements or arrangements entered into in connection with this Agreement and matters incidental thereto. Proton Parent owns beneficially and of record all of the outstanding capital stock and other equity and voting interest in, Merger Sub free and clear of all liens.

4.9    No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Merger. The adoption of this Agreement by the affirmative vote or consent of Proton Parent is the only vote or consent of the holders of the capital stock of, or other equity interest in, Merger Sub necessary under applicable Law or its Organizational Documents.

4.10    Sufficiency of Funds. Assuming the accuracy of the representations and warranties of the Company set forth in Section 3.7, Parent, Proton Parent and Merger Sub will have available to them cash and other sources of immediately available funds sufficient to (i) make all payments contemplated by this Agreement (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger) to be paid at the Closing by the Company, Parent, Proton Parent or Merger Sub; (ii) repay, prepay or discharge (after giving effect to the Merger) the principal of and interest on, and all other indebtedness outstanding pursuant to the Company Indebtedness as contemplated by this Agreement; and (iii) pay all fees and expenses required to be paid at the Closing by the Company, Parent, Proton Parent or Merger Sub in connection with the Merger. Parent, Proton Parent and Merger Sub expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Merger or any of the other transactions contemplated by this Agreement, are not subject to, or conditioned on, the receipt or availability of any funds or financing.

4.11    Stockholder and Management Arrangements. As of the date of this Agreement, except as set forth on Section 4.11 of the Parent Disclosure Letter, none of Parent or Merger Sub or any of their respective controlled Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder (other than the Persons executing the Voting Agreement with respect to the transactions contemplated thereby), director, officer or employee of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; (ii) the Company; or (iii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which (i) any holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock (including through any “roll-over” of Company Common Stock in connection with the Transactions); or (ii) any holder of Company Common Stock (other than the Persons executing the Voting Agreement) has agreed to approve this Agreement or vote against any Superior Proposal.

4.12    Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent, Proton Parent and Merger Sub, Parent, Proton Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts, and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent, Proton Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, and other forward-looking statements, as well as in such business and strategic plans, with which Parent, Proton Parent and Merger Sub are familiar, that Parent, Proton Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, or business plans), and that, except for the representations and warranties expressly set forth in Article III, Parent, Proton Parent and Merger Sub have not relied on such information or on any other representation or warranty (express or implied), memorandum, presentation or other materials or information provided by or on behalf of the Company and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or any rights hereunder with respect thereto, except pursuant to the express terms of this Agreement, including on account of a breach of any of the representations, warranties, covenants, or agreements set forth herein. Without limiting the generality of the foregoing, except for the representations and warranties expressly set forth in Article III, Parent, Proton Parent and Merger Sub each acknowledges and agrees that neither the Company nor any other Person makes or has made any representations or warranties with respect to any estimates, projections, forecasts, or other forward-looking information made available to Parent, Proton Parent, Merger Sub or any of their respective Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions).

4.13    Parent, Proton Parent and Merger Sub Information. The information supplied or to be supplied by Parent, Proton Parent or Merger Sub for inclusion in the Proxy Statement and any Other Required Company Filing will not, in the case of the Proxy Statement, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first disseminated to the stockholders of the Company or at the time of the Company Stockholder Meeting, and, in the case of any Other Required Company Filing, at the date such Other Required Company Filing is publicly filed, first disseminated to the Company Stockholders or at the time of the Company Stockholder Meeting (in each case, as applicable) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent, Proton Parent or Merger Sub with respect to statements made therein based on information supplied by the Company or any of its Subsidiaries or their respective Representatives for inclusion or incorporation by reference therein.

4.14    No Other Representations or Warranties. Except for the representations and warranties expressly made by Parent, Proton Parent and Merger Sub in this Article IV or in any certificate delivered pursuant to this Agreement, none of Parent, Proton Parent Merger Sub or any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to Parent, Proton Parent or Merger Sub or their Affiliates or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Except for the representations and warranties expressly set forth in Article III, Parent, Proton Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, makes or has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Proton Parent, Merger Sub or any of their respective Representatives or any information developed by Parent, Proton Parent, Merger Sub or any of their respective Representatives.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1    Affirmative Obligations. Except (a) as expressly permitted or required by this Agreement, (b) as expressly set forth in Section 5.1 of the Company Disclosure Letter, (c) as required by applicable Law, or (d) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (i) conduct its business in all material respects in the ordinary course of business consistent with past practice and (ii) preserve substantially intact its business organization (including the service of key employees) and to maintain existing relations in all material respects with key customers, suppliers and other Persons with whom the Company and its Subsidiaries have significant relationships; provided, that no action by the Company or its Subsidiaries to the extent specifically addressed by any provision of Section 5.2 shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Section 5.2; provided, further, that the Company and its Subsidiaries may make any necessary or advisable changes in their respective business practices, based on advice of outside legal counsel, in response to COVID-19 and any COVID-19 Measures, including to (A) protect the health and safety of the Company’s and its Subsidiaries’ employees, suppliers, partners and other individuals having business dealings with the Company and its Subsidiaries or (B) respond to third-party supply or service disruptions caused by COVID-19 or any COVID-19 Measures; provided, further, that the Company as promptly as practicable shall give Parent prior written notice of any such action to the extent reasonably practicable, which notice shall describe in reasonable detail the action and the reason(s) that such action is being taken pursuant to the immediately preceding proviso and take into account in good faith the reasonable suggestions of Parent with such action to be taken by the Company, and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this proviso, the Company shall instead give such written notice to Parent promptly after taking such action.

5.2    Forbearance Covenants. Except (a) as expressly permitted or required by this Agreement, (b) as set forth in Section 5.2 of the Company Disclosure Letter, (c) as required by applicable Law, (d) pursuant to and in accordance with the second and third provisos of Section 5.1 or (e) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries, to:

(a)    amend, modify, waive, rescind, change or otherwise restate the Organizational Documents of the Company or any Subsidiaries of the Company;

(b)    propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c)    issue, sell, deliver or agree or commit to issue, sell or deliver any Company Securities, except in accordance with and as required by the terms of any award agreement in effect as of the date hereof under the Company Stock Plans (or any award agreement entered into after the date hereof in accordance with Schedule 5.2(c)) or upon the vesting, exercise or settlement of, Company Options or Company RSUs, in each case in effect on the date of this Agreement or granted following the date of this Agreement in accordance with the terms of this Agreement;

(d)    except for transactions solely among the Company and its wholly owned Subsidiaries or solely among the wholly owned Subsidiaries of the Company, reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of, directly or indirectly, any of its capital stock or other equity or voting interest, other than (i) the acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of such Company Options, (ii) the withholding of shares of Company Common Stock to satisfy Tax obligations incurred in connection with the exercise of Company Options and the vesting and settlement of Company RSUs, and (iii) the acquisition by the Company of Company Options and Company RSUs in connection with the forfeiture of such awards, in each case in accordance with their terms;

(e)    (i) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its other wholly-owned Subsidiaries; (iii) modify the terms of any shares of its capital stock or other equity or voting interest; or (iv) pledge or encumber any shares of its capital stock or other equity or voting interest;

(f)    incur, assume, endorse, guarantee, or otherwise become liable for any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries except (i) performance bonds and surety bonds entered into in the ordinary course of business consistent with past practice and (ii) any indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(g)    except to the extent required by applicable Law or any Employee Plan in existence as of the date hereof, (i) enter into, adopt, establish, amend or modify in any material respect (including accelerating the vesting or payment), or terminate any Employee Plan or make or grant any award under any Employee Plan (including any equity, bonus, or incentive compensation); (ii) increase the compensation or benefits payable to any director, officer, employee or other individual service provider of the Company or any of its Subsidiaries; (iii) take any action to accelerate any payment, vesting, or funding of any compensation or benefits, payable, or to become payable, to any director, officer, employee, or individual service provider of the Company or any of its Subsidiaries; or (iv) hire, engage, or terminate (other than for “cause”) any employee or individual service provider whose annual cash compensation exceeds $150,000;

(h)    settle, release, waive, or compromise any pending or threatened Legal Proceeding (x) for an amount equal to or in excess of $1,000,000 individually or $3,000,000 in the aggregate or (y) on a basis that would result in the imposition of any writ, judgment, decree, settlement, agreement, award, injunction or similar order of any Governmental Authority that would restrict the future activity or conduct of Parent, the Company or any of their respective Subsidiaries or a finding or admission of a violation of Law or violation of the rights of any Person, other than with respect to monetary settlements only (i) where the amount paid or to be paid by the Company or any of its Subsidiaries is covered in full by insurance coverage maintained by the Company or any of its Subsidiaries or (ii) of any Legal Proceedings for an amount not in excess of the amount, if any, reflected or reserved expressly and specifically with respect to such Legal Proceedings in the balance sheet (or the notes thereto) of the Company;

(i)    change in any material respect the Company’s or its Subsidiaries’ methods, principles or practices of financial accounting or annual accounting period, except as required by GAAP, Regulation S-X of the Exchange Act (or any interpretation thereof), or by any Governmental Authority or applicable Law;

(j)    make, change or revoke any material Tax election; settle any material Tax claim or assessment; surrender any right to claim a material refund of Taxes; consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; file an amended Tax Return that could reasonably be expected to materially increase the Taxes payable by the Company or its Subsidiaries; or enter into a closing agreement with any Governmental Authority regarding any material Tax;

(k)    (i) incur or commit to incur any capital expenditures other than (x) during fiscal year 2022, amounts not in excess of 120% of the capital expenditure budget for fiscal year 2022, in accordance with the capital expenditure budget for fiscal years 2022 and 2023 set forth in Section 5.2(k) of the Company Disclosure Letter (the “Capex Budget”) and (y) during any quarter during fiscal year 2023, amounts not in excess of 120% of the applicable corresponding quarterly amounts set forth in the Capex Budget for fiscal year 2023; or (ii) fail to incur or commit to any capital or research and development expenditures in the amounts and on the time frames set forth in the Capex Budget in all material respects;

(l)    enter into, modify in any material respect, amend in any material respect or terminate (other than any Material Contract that has expired in accordance with its terms in the ordinary course of business) any Material Contract (other than with respect to any Material Contract described by the definition set forth in Section 1.1(bbb)(iv) (and not in any other subsection of the definition of Material Contract) in the ordinary course of business consistent with past practice) or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries thereunder; provided, that any Material Contract (x) described by the definition set forth in Section 1.1(bbb)(iii) shall be exclusively governed by Section 5.2(m) and (y) described by the definition set forth in Section 1.1(bbb)(v) shall be exclusively governed by Section 5.2(f);

(m)    acquire any division, assets, properties, businesses or equity securities (or otherwise make any investment) in any Person (including by merger, consolidation or acquisition of stock or assets), other than (i) in or from any wholly owned Subsidiary of the Company, (ii) acquisitions of products and services in the ordinary course of business or (iii) such acquisitions that do not exceed $1,000,000 individually or $3,000,000 in the aggregate;

(n)    sell, assign, transfer, lease, pledge, cancel or otherwise dispose of, or permit or suffer to exist the creation of any Lien upon, any of the Company’s or its Subsidiaries’ assets, other than such sales, assignments, leases, pledges, transfers, cancellations or other dispositions that (i) are sales of products and services or dispositions of assets in the ordinary course of business consistent with past practice or (ii) do not have a purchase price that exceeds $1,000,000 individually or $3,000,000 in the aggregate;

(o)    sell, assign, transfer, license, sublicense, abandon, cancel, permit to lapse or enter the public domain, pledge, encumber or otherwise dispose of any Company Intellectual Property, other than (i) the grant of non-exclusive licenses in the ordinary course of business to customers or suppliers on substantially the Company’s standard form of agreement (or an agreement with comparable intellectual property and confidentiality protections), (ii) disclosure of trade secrets pursuant to written confidentiality agreements or to recipients who are bound by professional or fiduciary obligations of non-disclosure, in each case, in the ordinary course of business, or (iii) the expiration of Registered Intellectual Property at the end of their statutory term;

(p)    engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(q)    make any loans, advances or capital contributions to, any other Person, except for (i) extensions of credit to customers in the ordinary course of business consistent with past practice; (ii) advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course of business and in compliance in all material respects with the Company’s or its Subsidiaries’ policies related thereto; and (iii) loans, advances or capital contributions to, any direct or indirect wholly owned Subsidiaries of the Company; provided that, for the avoidance of doubt, nothing in this Section 5.2(q) shall restrict any acquisitions that are not prohibited by Section 5.2(m);

(r)    effectuate or announce any closing, employee layoff, employee furlough, plant closing or other employment action that would reasonably be expected to implicate the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable Law (collectively, the “WARN Act”);

(s)    negotiate, enter into, amend in any material respect, or terminate any Labor Agreement or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries;

(t)    waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor; or

(u)    agree, resolve or commit to take any of the actions prohibited by this Section 5.2.

5.3    No Solicitation.

(a)    No Solicitation or Negotiation. Except as expressly permitted by this Section 5.3, from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall not, and shall cause the directors, officers and employees of it and its Subsidiaries not to, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) solicit, initiate, propose, induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiry, proposal, indication of interest or offer that constitutes or could reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Proton Parent, Merger Sub or any designees of Parent, Proton Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or personnel, of the Company or any of its Subsidiaries, in any such case in connection with any Acquisition Proposal or any inquiry, proposal, indication of interest or offer that could reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in or continue discussions or negotiations with any Person relating to an Acquisition Proposal (or inquiries, proposals, indications of interest or offers that could reasonably be expected to lead to an Acquisition Proposal), in each case other than informing such Persons of the existence of the provisions contained in this Section 5.3 and contacting the Person making the Acquisition Proposal solely in order to clarify the terms of the Acquisition Proposal in connection with determining whether the Acquisition Proposal constitutes a Superior Proposal; (iv) approve, endorse or recommend an Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”). Promptly (and in any event within 24 hours) following the execution of this Agreement the Company shall request the return or destruction of all non-public information concerning the Company or its Subsidiaries theretofore furnished to any such Person (other than Parent and its Affiliates) with whom a confidentiality agreement was entered into at any time within the twelve-month period immediately preceding the date hereof with respect to a potential Acquisition Transaction, and shall immediately upon the execution hereof cease and shall cause each of its Subsidiaries and each of its and its Subsidiaries’ directors, officers and employees to and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives to immediately (x) cease and cause to be terminated any discussions, communications or negotiations with any Person (other than the Parties and their respective Representatives) relating to an Acquisition Proposal (or inquiries, proposals, indications of interest or offers that could reasonably be expected to lead to an Acquisition Proposal) by such Person, in each case that exists as of the date of this Agreement and (y) shut off all access of any Person (other than the Parties and their respective Representatives) to any electronic data room maintained by the Company with respect to the Transactions or any Acquisition Proposal (or inquiries, proposals, indications of interest or offers that could reasonably be expected to lead to an Acquisition Proposal). From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall enforce, to the fullest extent permitted under applicable Law, and will not waive, terminate or modify, any provision of any standstill or similar provision that prohibits or purports to prohibit a proposal being made to the Company or Company Board (or any committee thereof) unless the Company Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action for the purpose of permitting a Person to make a private Acquisition Proposal to the Company Board would be inconsistent with its fiduciary duties under applicable Law.

(b)    Superior Proposals. Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Company’s receipt of the Requisite Stockholder Approval, subject to compliance with this Section 5.3(b) and Sections 5.3(c)(ii), 5.3(d) and 5.3(e), the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to any Person or such Person’s Representatives that has made, renewed or delivered to the Company an Acquisition Proposal (that did not result from a breach of this Section 5.3) after the date of this Agreement, and otherwise facilitate such Acquisition Proposal or assist such Person (and such Person’s Representatives and financing sources) with such Acquisition Proposal if requested by such Person, in each case with respect to an Acquisition Proposal that the Company Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) (i) either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal, and that the failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable Law and (ii) did not result from a breach of this Section 5.3; provided, that subject to applicable Law and any applicable “clean team” or similar arrangement, the Company shall provide to Parent, Proton Parent and Merger Sub any non-public information, data and/or access that is provided to any Person given such information, data and/or access that was not previously made available to Parent, Proton Parent or Merger Sub prior to or promptly (and in any event within 24 hours) following the time it is provided to such Person.

(c)    Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Company’s receipt of the Requisite Stockholder Approval:

(i)    the Company Board may effect a Company Board Recommendation Change (described in clauses (A), (B) or (D) of the definition thereof, as applicable) in response to an Intervening Event if the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, that the Company Board shall not effect such a Company Board Recommendation Change unless:

(A)    the Company has provided prior written notice to Parent at least five Business Days in advance to the effect that the Company Board intends to effect a Company Board Recommendation Change, which notice shall specify the basis for such Company Board Recommendation Change;

(B)    after giving such notice and prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such five Business Day period, has been available to negotiate with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to enable Parent to propose adjustments to the terms and conditions of this Agreement such that the failure to effect a Company Board Recommendation Change would no longer be inconsistent with the Board’s fiduciary duties under applicable Law; and

(C)    at the end of the five Business Day period and prior to taking any such action, the Company Board has considered in good faith any such proposals by Parent to make revisions to the terms of this Agreement, and has determined in good faith (after consultation with its financial advisors and outside legal counsel), that the failure to effect a Company Board Recommendation Change would continue to be inconsistent with the Board’s fiduciary duties under applicable Law if such changes proposed by Parent were to be given effect; or

(ii)    if the Company has received an Acquisition Proposal (that did not result from a breach of this Section 5.3) that the Company Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal, then the Company Board may (x) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (y) cause the Company to terminate this Agreement pursuant to and in accordance with Section 8.1(h) in order to enter into a definitive Alternative Acquisition Agreement with respect to such Acquisition Proposal; provided, that the Company Board shall not take any action described in the foregoing clauses (x) and (y) unless:

(A)    the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so is inconsistent with its fiduciary duties under applicable Law;

(B)    (I) the Company has provided prior written notice to Parent five Business Days in advance (such notice period, including any extension thereto in accordance with this Section 5.3(c)(ii)(B), the “Notice Period”) to the effect that the Company Board intends to take the actions described in clauses (x) or (y) of Section 5.3(c)(ii), as applicable, including the identity of the Person or Group making such Acquisition Proposal, the material terms and conditions thereof and copies of all agreements, term sheets, financing commitments and any other documents or written communications relating to such Acquisition Proposal; and (II) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, have been available to negotiate with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to enable Parent to propose adjustments to the terms and conditions of this Agreement such that the failure to effect a Company Board Recommendation Change or termination, as applicable, would no longer be inconsistent with the Board’s fiduciary duties under applicable Law; provided, that in the event of any material modifications to such Acquisition Proposal (it being understood that any change to the financial terms of such proposal shall be deemed a material modification), the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(c)(ii)(B) with respect to such new written notice, it being understood that the “Notice Period” in respect of such new written notice will be three Business Days; and

(C)    at the end of the five Business Day period and prior to taking any such action, the Company Board has considered in good faith any such proposals by Parent to make revisions to the terms of this Agreement, and has determined in good faith (after consultation with its financial advisors and outside legal counsel), that (x) such Acquisition Proposal continues to constitute a Superior Proposal and (y) the failure to take such action would continue to be inconsistent with the Board’s fiduciary duties under applicable Law if such changes proposed by Parent were to be given effect.

(d)    No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as expressly permitted by Section 5.3(c) or Section 5.3(f), the Company Board shall not:

(i)    (A) withhold, withdraw, amend, or fail to make when required by this Agreement, or resolve or publicly propose to withhold, withdraw, amend, or fail to make when required by this Agreement, the Company Board Recommendation; (B) qualify or modify (or resolve or publicly propose to qualify or modify) the Company Board Recommendation in a manner adverse to Parent; (C) adopt, approve, recommend or publicly declare advisable an Acquisition Proposal; (D) fail to include the Company Board Recommendation in the Proxy Statement; (E) if an Acquisition Proposal structured as a tender or exchange offer is commenced (or a material modification thereto is publicly disclosed), fail to publicly recommend against acceptance of such tender or exchange offer by the Company Stockholders prior to the earlier of (I) three Business Days prior to the date of the Company Stockholders Meeting and (II) the tenth Business Day following the commencement thereof pursuant to Rule 14d-2 of the Exchange Act (or the fifth Business Day following public disclosure of such material modification, as applicable); or (F) other than in connection with an Acquisition Proposal structured as a tender or exchange offer, which is covered by clause (E) above, fail to publicly reaffirm the Company Board Recommendation within five Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than two occasions per Acquisition Proposal and one occasion per material modification thereto); provided that if Parent requests in writing such reaffirmation at least seven Business Days prior to the Company Stockholder Meeting, by the date that is at least three Business Days prior to the Company Stockholder Meeting (any action described in clauses (A) through (F), a “Company Board Recommendation Change”); provided that, for the avoidance of doubt, none of (1) the factually accurate disclosure by the Company of solely the receipt of an Acquisition Proposal or (2) the delivery by the Company of any prior written notice expressly contemplated by Section 5.3(c) will, in and of itself, constitute a Company Board Recommendation Change; or

(ii)    cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(e)    Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall as promptly as reasonably practicable (and, in any event, within 24 hours) notify Parent in writing if any Acquisition Proposal or any inquiries, offers, proposals or requests for information that could reasonably be expected to lead to an Acquisition Proposal are received by the Company or any of its Representatives. Such notice must include (i) the identity of the Person or Group making such Acquisition Proposal or such inquiry, offer, proposal or request; and (ii) a summary of the material terms and conditions of any such Acquisition Proposal or inquiry, offer, proposal or request, including, if applicable, complete copies of any written documentation or materials. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis (and, in any event, within 24 hours), of changes to the status and terms of any such Acquisition Proposal or proposals or offers (including any amendments thereto) and any changes to the status of any related discussions or negotiations.

(f)    Certain Disclosures. Nothing contained in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication in connection with the making or amendment of a tender offer or exchange offer), making a customary “stop-look-and-listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication) or from making disclosures to the Company Stockholders required by applicable securities Laws with regard to the Transactions or an Acquisition Proposal; provided, that any such disclosure that has the effect of withholding, withdrawing, modifying or qualifying in any manner adverse to, or failing to make when required by this Agreement, the Company Board Recommendation shall be deemed for all purposes of this Agreement to be a Company Board Recommendation Change and Parent shall have the right to terminate this Agreement as set forth in Section 8.1(f) unless the Company Board expressly publicly reaffirms the Company Board Recommendation in such communication without qualification. To the extent permissible under applicable Law, the Company shall take such actions as it is required to take pursuant to Section 5.3(c) in connection with a Company Board Recommendation Change prior to making any disclosure contemplated by this Section 5.3(f) that would be or would be deemed to be a Company Board Recommendation Change.

(g)    Breach by Representatives. The Company agrees that any breach of this Section 5.3 by any of its Representatives (acting on the Company’s behalf) shall be deemed to be a breach of this Agreement by the Company.

5.4    No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent, Proton Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent, Proton Parent Merger Sub and the Company shall exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

5.5    Termination of the 401(k) Plan. At the request of Parent in writing provided at least three (3) days prior to the Closing Date, the Company shall, effective as of at least one (1) day prior to the Closing Date, terminate any Employee Plan that is intended to meet the requirements of Section 401(k) of the Code, and which is sponsored, or contributed to, by the Company or any of its ERISA Affiliates (the “401(k) Plan”) and no further contributions shall be made to the 401(k) Plan and all participant account balances in such plan shall become 100% vested. The Company shall provide to Parent (a) executed resolutions of the board of directors of the Company authorizing such termination, and (b) executed amendments to the 401(k) Plan which in Parent’s reasonable judgment are sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder, including such that the tax-qualified status of the 401(k) Plan will be maintained at the time of termination.

ARTICLE VI

ADDITIONAL COVENANTS

6.1    Required Action and Forbearance; Efforts.

(a)    Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including this Section 6.1(a)) and subject to any different standard set forth herein with respect to any covenant or obligation, Parent, Proton Parent and Merger Sub shall (and shall cause their respective controlled Affiliates to, if applicable), on the one hand, and the Company shall (and shall cause its controlled Affiliates to, if applicable), on the other hand, use their respective reasonable best efforts (i) to take (or cause to be taken) all actions; (ii) do (or cause to be done) all things; and (iii) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as promptly as reasonably practicable, the Merger and the Transactions, including by using their respective reasonable best efforts to (A) cause the conditions to the Merger set forth in Article VII to be satisfied and (B) (I) obtain all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (II) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Transactions.

(b)    No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, no Party or any of their respective Affiliates will be required to agree to (i) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments); (ii) the provision of additional security (including a guaranty); or (iii) material conditions or obligations, including amendments to existing material conditions and obligations, in each case, in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

(c)    Limitations. Section 6.1(a) shall not apply to filings under the HSR Act, which shall be governed by the obligations set forth in Section 6.2 below.

6.2    Antitrust and Regulatory Matters.

(a)    Filing Under the HSR Act. Each of Parent, Proton Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall, to the extent required, file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within ten Business Days following the date of this Agreement. Each of Parent and the Company shall, in relation to filings under the HSR Act, (i) cooperate and coordinate (and shall cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (ii) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (iii) supply (or cause to be supplied) any additional information that may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction; and (iv) use their respective reasonable best efforts to take all action reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act applicable to this Agreement or the Merger, as promptly as reasonably practicable and in any event at least three Business Days prior to the Termination Date. Each of Parent, Proton Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company (and its Affiliates), on the other hand, shall promptly inform the other of any substantive communication from any Governmental Authority regarding the Merger in connection with such filings. If a Party or any of its Affiliates receives any comments or a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Law or foreign direct investment or similar applicable Law of any jurisdiction, then such Party shall make (or, cause to be made), as promptly as practicable and after consultation with the other Parties, an appropriate response to such request; provided, that no Party may extend, or request the extension of, any waiting period or decision period, or enter into any agreement or understanding with any Governmental Authority to delay or otherwise not to consummate the Merger or the Transactions without the consent of the other Parties, which shall not be unreasonably withheld, conditioned or delayed. Parent, Proton Parent and Merger Sub shall be solely responsible for payment of all filing fees in connection with filings made under the HSR Act.

(b)    Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent, Proton Parent and Merger Sub shall and shall cause their respective Affiliates to, subject to any restrictions under applicable Laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other Parties informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval, waiver or other authorizations, (B) the expiration or termination of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws, including any proceeding initiated by a private party, and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) not independently participate in any substantive meeting, hearing, proceeding or discussions (whether in person, by telephone, by video or otherwise) with or before any Governmental Authority in respect of the Merger without giving the other parties reasonable prior notice of such meeting or substantive discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent, Proton Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel only” and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information; provided that each of the Company, Parent, Proton Parent and Merger Sub may redact any valuation and related information, before sharing any information provided to any Governmental Authority with another Party on an “outside counsel only” basis, and that the Company, Parent, Proton Parent and Merger Sub shall not in any event be required to share information that benefits from legal privilege with the other Parties, even on an “outside counsel only” basis, where this would or may reasonably cause such information to cease to benefit from legal privilege.

(c)    From the date of this Agreement until the earlier of (i) the valid termination of this Agreement in accordance with its terms and (ii) the expiration or termination of the waiting period under the HSR Act applicable to the Merger, Parent, Proton Parent and Merger Sub shall not, and shall cause their respective Subsidiaries and controlled Affiliates not to, enter into a definitive agreement with respect to, otherwise agree to effect or effect a Specified Acquisition.

6.3    Proxy Statement and Other Required SEC Filings.

(a)    Proxy Statement. As promptly as reasonably practicable, and in no event later than November 3, 2022, the Company (with the assistance and cooperation of Parent, Proton Parent and Merger Sub as reasonably requested by the Company) shall prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting; provided that the Company shall not be in breach of this Section 6.3(a) as a result of any delay in filing the Proxy Statement caused by Parent, Proton Parent and Merger Sub’s failure to comply with their obligations pursuant to Section 6.3(c) in any material respect. Subject to Section 5.3, the Company shall include the Company Board Recommendation in the Proxy Statement.

(b)    Other Required Company Filing. If the Company is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company (with the assistance and cooperation of Parent, Proton Parent and Merger Sub as reasonably requested by the Company) shall promptly prepare and file such Other

Required Company Filing with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. The Company may not file or disseminate the Proxy Statement or any Other Required Company Filing with the SEC or respond to any comments or requests of the SEC or its staff without providing Parent and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(c)    Furnishing Information. Each of the Company, on the one hand, and Parent, Proton Parent and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing. If at any time prior to the Company Stockholder Meeting or filing of any Other Required Company Filing, any information relating to the Company, Parent, Proton Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent, Proton Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement or any Other Required Company Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.

(d)    Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Parent, Proton Parent, Merger Sub and their respective Affiliates, on the other hand, shall provide the other Party a reasonable opportunity to review and comment on any written communication with the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing, as the case may be, and each Party shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(e)    Notices. The Company, on the one hand, and Parent, Proton Parent and Merger Sub, on the other hand, shall advise the other, promptly after it receives notice thereof, of (i) any receipt of a request by the SEC or its staff for any amendment or revisions to the Proxy Statement or any Other Required Company Filing, as the case may be; (ii) any receipt of written or oral comments from the SEC or its staff on the Proxy Statement or any Other Required Company Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith, and shall promptly provide the other with copies of all correspondences between it or any of its Affiliates or Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or any Other Required Company Filing and advise the other of any oral communications from the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing.

(f)    Dissemination of Proxy Statement. Subject to applicable Law, the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable, and in no event more than three Business Days, following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement, which confirmation will be deemed to have occurred if the SEC has not affirmatively notified the Company by 11:59 p.m., New York City time, on the tenth calendar day following such filing with the SEC that the SEC will or will not be reviewing the Proxy Statement.

6.4    Company Stockholder Meeting.

(a)    Call of Company Stockholder Meeting. Following the clearance of the Proxy Statement by the SEC, the Company shall establish a record date for (which shall be as promptly as reasonably practicable following the date of this Agreement), duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval, and the Company shall, in consultation with Parent, conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act as soon as reasonably practicable after the date hereof to enable such record date to be set for the Company Stockholder Meeting. Subject to Section 5.3 and unless there has been a Company Board Recommendation Change, the Company shall use its reasonable efforts to solicit proxies to obtain the Requisite Stockholder Approval.

(b)    Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting, and at the request of Parent, the Company shall postpone or adjourn, as applicable, the Company Stockholder Meeting, (i) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval; (ii) if there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; provided, that, in the case of the foregoing clauses (i) or (ii), (x) such postponement or adjournment shall not occur more than two times or be for more than ten Business Days each and (y) in no event shall the record date of the Company Stockholder Meeting be changed, in each case, without Parent’s written consent (which shall not be unreasonably withheld, conditioned or delayed); (iii) if the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law or a request from the SEC or its staff or (iv) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is provided to the Company Stockholders for the amount of time required by Law in advance of the Company Stockholder Meeting; provided, that, in the case of the foregoing clause (iv), such postponement or adjournment shall not be for more than five Business Days. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by Law to be voted on by the Company Stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the Company Stockholders at the Company Stockholder Meeting.

(c)    The Company agrees (i) to provide Parent periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports to the extent received from the Company’s proxy solicitor) and (ii) to give written notice to Parent one Business Day prior to the Company Stockholder Meeting and on the day of, but prior to, the Company Stockholder Meeting of the status of the Requisite Stockholder Approval.

6.5    Anti-Takeover Laws. The Company and the Company Board shall (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Merger, take all actions within their power to ensure that the Merger may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement (as applicable) and otherwise to minimize the effect of such statute or regulation on the Merger.

6.6    Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause its Subsidiaries to, subject to restrictions or limitations as a result of COVID-19 or any COVID-19 Measures, afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours, upon reasonable advance request, to the properties, books, records, personnel and other information of the Company and its Subsidiaries, solely for purposes of furthering the Transactions or integration or transition planning relating thereto, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or Contract requires the Company to restrict or otherwise prohibit access to such documents or information or providing access to such documents or information would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other legal privilege applicable to such documents or information; or (c) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand (provided, that this clause (c) shall not limit any Party’s rights to discovery). In the event that the Company objects to any request submitted pursuant to and in accordance with this Section 6.6 and withholds information on the basis of clauses (a), (b) or (c) of the preceding sentence, the Company shall promptly inform Parent as to the general nature of what is being withheld and the Company and Parent shall use their respective commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure as promptly as reasonably practicable that does not suffer from any of the foregoing impediments. Any investigation conducted pursuant to the access contemplated by this Section 6.6 shall be conducted in a manner that does not (i) unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by officers, employees and other authorized Representatives of the Company or any of its Subsidiaries of their normal duties or (ii) create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive or subsurface testing or any sampling, monitoring or analysis of soil, groundwater, building materials, indoor air, or other environmental media.

6.7    Section 16(b) Exemption. Prior to the Effective Time, the Company and the Company Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)) shall take all such actions as may be reasonably necessary or advisable hereto to cause the Transactions, and any dispositions of equity securities of the Company (including derivative securities) (including the disposition, cancellation, or deemed disposition and cancellation of Company Common Stock, Company Options or Company RSUs) in connection with the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act. Prior to taking the actions required by this Section 6.7, the Company will provide Parent copies of resolutions or other documentation with respect to such actions and the Company shall give consideration to all reasonable additions, deletions or changes thereto suggested by Parent.

6.8    Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a)    Indemnified Persons. The Surviving Corporation and its Subsidiaries shall (and Parent and Proton Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to any indemnification agreements (to the extent made available to Parent prior to the date hereof) in effect as of the date hereof between the Company and any of its Subsidiaries, on the one hand, and any of their respective current or former directors or officers (and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (each, together with such Person’s heirs, executors and administrators, an “Indemnified Person” and, collectively, the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent and Proton Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Organizational Documents of the Subsidiaries of the Company, as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b)    Indemnification Obligation. Without limiting the generality of the provisions of Section 6.8(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent and Proton Parent shall cause the Surviving Corporation to), to the fullest extent permitted by applicable Law (including with respect to advancement of expenses and attorneys’ fees and advancing such expenses and fees without requiring any preliminary determination of entitlement subject to such individual’s affirmation or undertaking as contemplated by the DGCL), and any of its Subsidiaries in effect on the date of this Agreement shall, indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, whenever asserted, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) the fact that an Indemnified Person is or was prior to the Effective Time a director, officer, employee or agent of the Company or such Subsidiary; (ii) any action or omission, or alleged action or omission, prior to the Effective Time in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries, or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan), regardless of whether such action or omission, or alleged action or omission, occurred prior to or at the Effective Time); and (iii) the Merger, as well as any actions taken prior to the Effective Time by the Company, Parent, Proton Parent or Merger Sub with respect thereto, except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a good faith claim for indemnification pursuant to this Section 6.8(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. Any Indemnified Person shall not settle or compromise, or consent to the entry of any judgment with respect thereto, any Legal Proceeding for which he or she has submitted or may submit an indemnification claim pursuant to this Section 6.8(b) without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

(c)    D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent and Proton Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability and similar insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.8(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. In satisfaction of the foregoing obligations, prior to the Effective Time the Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent and Proton Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy and Parent, Proton Parent or the Surviving Corporation are unable to obtain the insurance described in this Section 6.8(c) for an annual cost less than or equal to the Maximum Annual Premium, Parent and Proton Parent shall cause the Surviving Corporation to instead obtain as much comparable insurance as possible for an aggregate annual premium equal to the Maximum Annual Premium.

(d)    Successors and Assigns. If Parent, Proton Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Corporation or entity in such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, Proton Parent, the Surviving Corporation or any of their respective successors or assigns shall assume all of the obligations of Parent, Proton Parent and the Surviving Corporation set forth in this Section 6.8.

(e)    No Impairment. The obligations set forth in this Section 6.8 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person without the prior written consent of such affected Indemnified Person. Each of the Indemnified Persons are intended to be third party beneficiaries of this Section 6.8, with full rights of enforcement as if a Party. The rights of the Indemnified Persons pursuant to this Section 6.8 will be in addition to, and not in substitution for, any other rights that such Persons may have pursuant to (i) the Charter and Bylaws; (ii) the Organizational Documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law (whether at Law or in equity).

(f)    Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.9    Employee Matters.

(a)    Acknowledgement. Parent hereby acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of each of the Employee Plans set forth in Section 3.18(j) of the Company Disclosure Letter, as applicable, will occur as of the Effective Time.

(b)    Employment; Benefits. For a period of twelve (12) months following the Effective Time or, if earlier, the termination date of an applicable Continuing Employee (the “Continuation Period”), the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) maintain for the benefit of each Continuing Employee (i) base salary or wage rate and short-term (i.e., annual or shorter) cash incentive opportunities that are no less favorable in the aggregate than those in effect for such Continuing Employee immediately before the Effective Time; and (ii) employee benefits (excluding, in each case, nonqualified deferred compensation, defined benefit pension, retiree or post-termination health or welfare benefits other than COBRA, severance, retention, change in control compensation, long-term bonus or incentive (longer than a year), or equity or equity-based plans or arrangements (the “Excluded Benefits”)) that are substantially comparable in the aggregate to those in effect for (or available to) the Continuing Employees (as a group) under the Employee Plans as of immediately prior to the Effective Time. During the Continuation Period, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide severance benefits or compensation to eligible employees as set forth in Section 6.9(b) of the Company Disclosure Letter.

(c)    New Plans. With respect to each benefit or compensation plan, program, policy, arrangement or agreement that is made available to any Continuing Employee at or after the Effective Time, other than any such plans or programs providing for Excluded Benefits (each such plans, a “New Plan”), the Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and (for vacation and severance benefits only) entitlement to benefits to the same extent and for the same purpose as such service was credited under the analogous Employee Plan prior to the Effective Time, except to the extent that it would result in duplication of coverage or benefits for the same period of service. In addition, and without limiting the generality of the foregoing, during the plan year in which the Effective Time occurs, Parent will or will cause the Surviving Corporation and its Subsidiaries to use commercially reasonable efforts to provide that (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding Employee Plan (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing group medical, dental, pharmaceutical, or vision benefits, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan be waived for the Continuing Employees and their covered dependents to the extent such conditions were inapplicable, met or waived under the comparable Employee Plan in which such Continuing Employee participated immediately prior to the Effective Time; and (iii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits, any eligible expenses incurred by the Continuing Employees and their covered dependents during the portion of the plan year of the Old Plan ending on the date that Continuing Employees’ participation in the corresponding New Plan begins, if such participation begins in the year in which the Effective Time occurs, to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employees and their covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, and will otherwise be subject to the terms of such vacation and/or paid time off policies as determined by Parent and its Affiliates from time to time (but in no event subject to forfeiture).

(d)    Company Incentive Plans. With respect to each of the Company’s annual cash incentive plans as set forth in Section 6.9(d) of the Company Disclosure Letter (each, a “Company Incentive Plan”), for the fiscal year in which the Effective Time occurs, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) pay to each Continuing Employee who remains employed with Parent, the Surviving Corporation or their respective Subsidiaries through the applicable payment date, at the same time or times that Parent, the Surviving Corporation or their applicable Subsidiary pays annual bonuses in respect of such fiscal year to other similarly situated employees thereof, but in no event later than March 15 immediately after the end of such fiscal year, a bonus for such fiscal year (the “Annual Bonus”) that is equal to the Annual Bonus that such Continuing Employee is entitled to receive under the applicable Company Incentive Plan based on actual level of achievement of the applicable performance criteria for such fiscal year (as determined after giving appropriate effect to the Transactions).

(e)    No Third-Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.9 will not be deemed to: (i) guarantee employment (or any particular term or condition of employment) for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate or modify the employment of any Continuing Employee; (ii) establish, modify, or amend any Employee Plan or New Plan or limit or prohibit the right of Parent or any of its Affiliates (including, following the Effective Time, the Surviving Corporation and its Subsidiaries) to modify, amend or terminate any Employee Plan or any New Plan; or (iii) create any third party beneficiary rights in any Continuing Employee (or beneficiary or dependent thereof).

6.10    Obligations of Merger Sub. Parent shall take all action necessary to cause Proton Parent, Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent, Proton Parent and Merger Sub shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.11    Public Statements and Disclosure. The initial press release with respect to the execution of this Agreement shall be a joint press release in the form reasonably agreed to by the Parties, and following such initial press release, the Company and Parent shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements or broad communications directed to such Party’s employees, independent contractors and/or non-employee service providers, suppliers, customers, partners, vendors or stockholders with respect to the Transactions and this Agreement and shall not issue any such press release or make any such public statement or broad communication prior to such consultation and the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, that neither Parent nor the Company shall be obligated to engage in such consultation with respect to communications (including communications directed to such Party’s employees, independent contractors and/or non-employee service providers, suppliers, customers, partners, vendors or stockholders) that are consistent with public statements previously made in accordance with this Section 6.11; provided, further, that the restrictions set forth in this Section 6.11 shall not apply to any release or public statement (a) made or proposed to be made by the Company or Parent with respect to an Acquisition Proposal, a Superior Proposal or a Company Board Recommendation Change or any action taken pursuant thereto or (b) in connection with any dispute between the Parties regarding this Agreement or the Transactions.

6.12    Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in (but not control) the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise or settle any Transaction Litigation unless Parent has consented thereto in writing (which consent, except in the case of a settlement or mooting action that includes an admission of fault, will not be unreasonably withheld, conditioned or delayed).

6.13    Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of Nasdaq to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.14    Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party shall use their reasonable best efforts to take such action.

6.15    Proton Parent Vote. Immediately following the execution and delivery of this Agreement, Proton Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.

6.16    Certain Arrangements. Without the prior consent of the Company Board, neither Parent, Proton Parent, Merger Sub nor any of their respective controlled Affiliates, directly or indirectly, shall, prior to the Effective Time, enter into any agreement, arrangement or understanding (in each case, whether oral or written), or authorize, commit or agree to enter into any agreement, arrangement or understanding (in each case, whether oral or written), described in Section 4.11 of this Agreement, in each case, to the extent such action would reasonably be expected to require a separate class vote of the Company Stockholders pursuant to Article IV, Section 2(c) of the Charter.

6.17    Notification of Certain Matters. Each of the Company and Parent will give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of the occurrence or existence of any change, event, effect, occurrence or development that (a) with respect to the Company, has had or would reasonably be expected to have a Company Material Adverse Effect, (b) with respect to Parent, Proton Parent or Merger Sub, has had or would reasonably be expected to have a Parent Material Adverse Effect, and/or (c) is reasonably likely to result in any of the conditions set forth in Article VII not being able to be satisfied prior to the Termination Date. No notification given by any party pursuant to this Section 6.16 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement. The Company’s or Parent’s failure to comply with this Section 6.16 will not, in and of itself, be taken into account for purposes of determining whether any conditions set forth in Article VII to consummate the Merger have been satisfied.

6.18    Financing. Prior to the earlier of the Effective Time and the Termination Date, the Company shall, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause its Representatives to, use commercially reasonable efforts to provide all cooperation that is necessary, customary or advisable and reasonably requested by Parent to assist Parent in the arrangement of any third party debt or equity financing in connection with the consummation of the transactions contemplated hereby and all related fees and expenses of Parent and Merger Sub (the “Financing”) (it being understood that the receipt of such Financing is not a condition to the Merger); provided, however, that nothing herein shall require such cooperation to the extent it would (a) unreasonably disrupt the conduct of the business or operations of the Company or its Subsidiaries or any of their respective Representatives, (b) require the Company or any of its Subsidiaries to pay any fees, reimburse any expenses (or agree or commit to pay any fees or reimburse any expenses) or otherwise incur any liability or give any indemnities prior to the Effective Time for which it is not promptly reimbursed or simultaneously indemnified by Parent pursuant to this Section 6.18, (c) require the Company or any of its Subsidiaries to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Charter, the Bylaws, any applicable Laws or any Material Contract, (d) encumber any of the assets of the Company or its Subsidiaries or otherwise require that the Company or its Subsidiaries act as an issuer, borrower, guarantor or other obligator with respect to any Financing prior to the Effective Time, (e) take, or commit to take, any action to authorize or approve, or execute or deliver any agreement, certificate or other document related to the Financing unless the effectiveness of such authorization or approval or agreement, certificate or other document is expressly made contingent upon the occurrence of the Effective Time, (f) take any action that could subject any director, officer, employee, agent, manager, consultant, advisor or other Representative of the Company or its Subsidiaries to any actual or potential personal liability, (g) provide any information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments, or prepare any pro forma financial statements or other post-Closing financial information (provided, that upon the reasonable request of Parent, the Company shall reasonably assist Parent in Parent’s preparation of the foregoing), (h) provide access to or disclose information that the Company determines in good faith could jeopardize any attorney client privilege of, or conflict with any confidentiality obligations binding on, the Company or any of its Subsidiaries or any of Affiliate of the Company or any of its Subsidiaries (provided, that in such case the Company shall use commercially reasonable efforts to develop alternative arrangements to provide the substance of such information without creating such jeopardy or conflict) or (i) deliver any financial or other information that is not currently reasonably available or prepared in the ordinary course of business of the Company at the time requested by Parent. Such cooperation shall include, (i) at reasonable times and upon reasonable advanced notice, causing appropriate members of management of the Company to participate in a reasonable number of meetings, presentations and due diligence sessions (each of which shall be virtual or teleconference unless otherwise approved by the Company, which approval shall not be unreasonably withheld, conditioned or delayed) that are usual and customary for financings of the type similar to the Financing, (ii) providing reasonable and timely assistance with the preparation of materials for presentations, offering memoranda, prospectuses and similar documents required in connection with the Financing, and (iii) as promptly as reasonably practical, furnishing Parent and its financing sources with any additional financial statements, schedules or other financial data relating to the Company and its Subsidiaries reasonably requested by Parent as may be reasonably necessary to consummate the Financing, in each case subject to the proviso in the immediately preceding sentence. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable, documented and out-of-pocket costs and expenses (including attorneys’ fees, but excluding for the avoidance of doubt, the costs of the Company’s preparation of its annual and quarterly financial statements) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the Financing, including the cooperation of the Company and its Subsidiaries and Representatives contemplated by this Section 6.18, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to (A) any information provided by the Company or any of its Subsidiaries or (B) any fraud or willful misconduct by any such Persons. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 6.18 shall be kept confidential in accordance with the Confidentiality Agreement. Notwithstanding anything to the contrary in this Agreement, but without limiting any other provision hereunder, the condition set forth in Section 7.2(b), solely as and to the extent it applies to the Company’s obligations under this Section 6.18, shall be deemed satisfied absent a Willful and Material Breach by the Company of its obligations under this Section 6.18.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1    Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to consummate the Merger are subject to the satisfaction (or waiver by Parent and the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)    Requisite Stockholder Approval. The Company’s receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b)    Antitrust Laws. The waiting periods applicable to the Transactions pursuant to the HSR Act will have expired or otherwise been terminated.

(c)    No Prohibitive Laws or Injunctions. No Law, injunction or order (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction prohibiting, enjoining or otherwise making illegal the consummation of the Merger shall have been enacted, entered or promulgated and be continuing in effect.

7.2    Conditions to the Obligations of Parent, Proton Parent and Merger Sub. The obligations of Parent, Proton Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction (or waiver by Parent where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)    Representations and Warranties. (i) the representation and warranty of the Company set forth in Section 3.12(b) shall have been true and correct in all respects as of the date of this Agreement and be true and correct in all respects as of the Closing Date as if made on the Closing Date (except to the extent that such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects only as of such specified date), (ii) the representations and warranties of the Company set forth in Section 3.7(a), Section 3.7(b) and (with respect to the Company) Section 3.7(d) shall have been true and correct in all respects as of the date of this Agreement and be true and correct in all respects as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects only as of such specified date), except in each case for inaccuracies that are de minimis in the aggregate, (iii) the representations and warranties of the Company set forth in Section 3.1 (but only the first sentence thereof), Section 3.2, Section 3.3(a), Section 3.3(c), Section 3.7(c), Section 3.7(e) and Section 3.27 shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all material respects only as of such specified date), and (iv) the other representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all of the covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c)    Officer’s Certificate. Parent, Proton Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

(d)    Company Material Adverse Effect. No Company Material Adverse Effect has occurred since the date of this Agreement.

7.3    Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent, Proton Parent and Merger Sub set forth in this Agreement shall be true and correct

(disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” or words of similar import) as of the date of this Agreement and as of the Closing Date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay, or have a material adverse effect on the ability of Parent, Proton Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Transactions (a “Parent Material Adverse Effect”).

(b)    Performance of Obligations of Parent, Proton Parent and Merger Sub. Parent, Proton Parent and Merger Sub shall have performed in all material respects all of the covenants and obligations of this Agreement required to be performed and complied with by Parent, Proton Parent and Merger Sub at or prior to the Closing.

(c)    Officer’s Certificate. The Company shall have received a certificate of Parent, Proton Parent and Merger Sub, validly executed for and on behalf of Parent, Proton Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1    Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)    at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;

(b)    by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other final and non-appealable judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule or regulation has been enacted, entered or enforced that prohibits, makes illegal or enjoins the consummation of the Merger; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the issuance of such permanent injunction or other final and non-appealable judgment or order, or statute, rule or regulation was primarily due to the failure of such Party to perform any of its obligations under this Agreement or if such Party shall have failed to comply with its obligations under Section 6.2;

(c)    by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Effective Time has not occurred by 11:59 p.m., New York City time, on April 3, 2023 (as may be extended pursuant to this Section 8.1(c), the “Termination Date”); provided, however, that if as of the

Termination Date (i) any of the conditions set forth in Section 7.1(c) (solely to the extent such condition has not been satisfied due to an order or injunction arising under Antitrust Laws) or Section 7.1(b) shall not have been satisfied or waived and (ii) all other conditions to Closing set forth in Article VII shall have been satisfied or would be capable of being satisfied, as applicable, if the Closing Date were such Termination Date, then the Termination Date shall be automatically extended until 11:59 p.m., New York City time, on July 3, 2023, and such date, as so extended, shall be the Termination Date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any Party whose material breach of any provision of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to be consummated prior to the Termination Date;

(d)    by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger;

(e)    by Parent, if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.2(a), (b) or (d), except that if such breach is capable of being cured prior to the Termination Date, Parent will not be entitled to terminate this Agreement prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 30 days prior to such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach has been cured prior to the earlier of (i) 30 days after the giving of notice thereof by Parent to the Company or (ii) three Business Days prior to the Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.3(a) or (b);

(f)    by Parent, if (i) at any time prior to the Company’s receipt of the Requisite Stockholder Approval, the Company Board (or a committee thereof) has effected a Company Board Recommendation Change or (ii) the Company or the Company Board, as applicable, shall have Willfully and Materially Breached its obligations under Section 5.3(a), provided, that for purposes of this clause (ii), the failure, in and of itself, to comply with the terms of Section 5.3(a) (I) by any employee of the Company or its Subsidiaries (other than any director or officer of the Company or any of its Subsidiaries) or (II) by any other Representative of the Company or its Subsidiaries shall not constitute a Willful and Material Breach of the Company or the Company Board unless the Company or the Company Board, as applicable, either (x) Willfully and Materially Breaches its obligations to so cause or use reasonable best efforts to cause, as applicable, or (y) fails to use reasonable best efforts to cause such employee or such Representative to promptly cease any actions that constitute a failure to comply with the terms of Section 5.3(a) after any director or officer of the Company or any of its Subsidiaries becoming aware of such actions;

(g)    by the Company, if Parent, Proton Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.3(a) or (b), except that if such breach is capable of being cured prior to the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 30 days prior to such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach has been cured prior to the earlier of (i) 30 days after the giving of notice thereof by the Company to Parent or (ii) three Business Days prior to the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.2(a) or (b); or

(h)    by the Company, at any time prior to receiving the Requisite Stockholder Approval and so long as the Company is in compliance with and has not breached the requirements of Section 5.3, in order to substantially concurrently enter into a definitive Alternative Acquisition Agreement providing for a Superior Proposal received after the date of this Agreement, if the Company pays to Parent in immediately available funds the Company Termination Fee in accordance with Section 8.3(b)(iii) substantially concurrently with such termination.

8.2    Manner and Notice of Termination; Effect of Termination.

(a)    Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties specifying the provision of Section 8.1 pursuant to which this Agreement is being terminated.

(b)    Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, stockholder, director, officer, employee, Affiliate or Representative of such Party) to the other Parties, as applicable, except that this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing, but subject to Section 8.3(e), no termination of this Agreement will relieve any Party from any liability for fraud or any Willful and Material Breach of this Agreement by such Party prior to termination. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with its terms.

8.3    Fees and Expenses.

(a)    General. Except as set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Merger shall be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation shall be responsible for all fees and expenses of the Payment Agent. Except as set forth in Section 2.9(e), Parent shall pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, real property transfer and other similar Taxes or fees, in each case, imposed with respect to the Merger or the transfer of Company Common Stock pursuant to the consummation of the Merger.

(b)    Company Payments.

(i)    If (A) this Agreement is validly terminated pursuant to (x) Section 8.1(c) (provided that, at the Termination Date, the Requisite Stockholder Approval has not been obtained or Parent has the right to terminate pursuant to Section 8.1(e)), (y) Section 8.1(d) or (z) Section 8.1(e); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, any Person shall have publicly announced an Acquisition Proposal (or an Acquisition Proposal shall have otherwise become publicly known), which Acquisition Proposal has not been withdrawn publicly without qualification prior to the earlier of (I) five days prior to the Company Stockholder Meeting (as such meeting may have been adjourned or postponed in accordance with this Agreement) and (II) such termination of this Agreement; and (C) within twelve months following such termination of this Agreement, (I) an Acquisition Transaction is consummated, (II) the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction or (III) to the extent the Company has not entered into a definitive agreement providing for the consummation of an Acquisition Transaction, in the case of an Acquisition Proposal that is a tender or exchange offer, the Company Board shall have (1) approved or recommended to the Company Stockholders or (2) otherwise not opposed such Acquisition Proposal, and in the case of this clause (III)(2), such Acquisition Proposal is subsequently consummated (which, for the avoidance of doubt, may be consummated at any time following termination of this Agreement), then the Company shall promptly (and in any event within two Business Days) after such entry into a definitive agreement or such approval or recommendation, in the case of clause (II) or (III)(1), respectively, or consummation, in the case of clause (I) or (III)(2), pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of Section 8.3(b)(i), all references to “20%” in the definition of “Acquisition Transaction” (including as used in the definition of “Acquisition Proposal”) will be deemed to be references to “50%.”

(ii)    If this Agreement is validly terminated pursuant to Section 8.1(f) (or in the event that (A) the Company Board shall have made a Company Board Recommendation Change and (B) this Agreement is terminated (I) by either the Company or Parent pursuant to (x) Section 8.1(c) (at a time when the Requisite Stockholder Approval has not been obtained or Parent has the right to terminate pursuant to Section 8.1(e)) or (y) Section 8.1(d) or (II) by Parent pursuant to Section 8.1(e)), then the Company must promptly (and in any event within two Business Days) following such termination pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii)    If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must prior to or substantially concurrently with such termination pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c)    Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(d)    Payments; Default. The Parties acknowledge that (i) the agreements contained in this Section 8.3 are an integral part of the Transactions, (ii) the Company Termination Fee is not a penalty, but are liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which such amounts are payable and which do not involve fraud or Willful and Material Breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision, and (iii) without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3 or any portion thereof, the Company shall pay to Parent Parent’s reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law (collectively, the “Enforcement Expenses”).

(e)    Sole Remedy.

(i)    The Parties agree that, except with respect to fraud or Willful and Material Breach, the payment of the Company Termination Fee (and Enforcement Expenses, as applicable) shall be the sole and exclusive remedy available to Parent, Proton Parent and Merger Sub with respect to this Agreement in the event the Company Termination Fee becomes due and payable pursuant to the terms hereof and is paid, and, upon such payment of the Company Termination Fee, none of (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (collectively, the “Company Related Parties”) will have any further liability or obligation to Parent, Proton Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Parent, Proton Parent and Merger Sub and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement and Section 8.3(a), as applicable). The Company Related Parties are intended third party beneficiaries of this Section 8.3(e)(i).

8.4    Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Proton Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval.

8.5    Extension; Waiver. At any time and from time to time prior to the Effective Time, Parent and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that Parent, Proton Parent and Merger Sub shall be deemed a single Party solely for purposes of this Section 8.5). Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any failure or delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE IX

GENERAL PROVISIONS

9.1    Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent, Proton Parent and Merger Sub contained in this Agreement or in any certificate delivered pursuant to this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time shall survive the Effective Time in accordance with their respective terms.

9.2    Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery if personally delivered to the Party to be notified if received prior to 5:00 p.m. on a Business Day in the place of receipt, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt; (b) when sent if sent by email to the Party to be notified if received prior to 5:00 p.m. on a Business Day in the place of receipt, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt; provided, that notice given by email shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Agreement and (ii) either (A) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 9.2 or (B) the receiving Party delivers a written confirmation of receipt for such notice by email (excluding “out of office” or similar automated replies) or any other method described in this Section 9.2; or (c) when delivered if sent by a courier (with confirmation of delivery) if received prior to 5:00 p.m. on a Business Day in the place of receipt, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt; in each case to the Party to be notified at the following address:

(a)    if to Parent, Proton Parent or Merger Sub to:

NAVER Corporation

NAVER 1784

95 Jeongjail-ro, Bundang-gu, Seongnam-si, Gyeonggi-do

13561, Republic of Korea

Attn:      Agnus Park

              So Yeon Yoon

              Seng-Hwan Chun

Email:

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn:      Edward J. Lee, P.C.

              Rachael G. Coffey, P.C.

Email:   Edward.lee@kirkland.com

              rachael.coffey@kirkland.com

(b)    if to the Company (prior to the Effective Time) to:

203 Redwood Shores Parkway, 8th Floor

Redwood City, CA 94065

Attn:    Evan Ferl

Email:

with a copy (which will not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attn:      Anthony J. McCusker

              Joshua M. Zachariah

              Jean A. Lee

Email:     amccusker@goodwinlaw.com

jzachariah@goodwinlaw.com

jeanlee@goodwinlaw.com

From time to time, any Party may provide notice to the other Parties of a change in its address or e-mail address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3    Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other Parties, except that Merger Sub or Proton Parent may assign any and all of its rights under this Agreement, by written notice to the Company, to another wholly owned direct or indirect Subsidiary of Parent that is an entity formed under the Laws of the State of Delaware, in which event all references to Merger Sub or Proton Parent, as the case may be, in this Agreement shall be deemed references to such other Subsidiary, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided, that (a) no assignment shall be permitted if such assignment would, or would reasonably be expected to, prevent or materially delay Parent, Proton Parent or Merger Sub from performing their respective obligations under this Agreement or consummating the Merger and the other transactions contemplated by this Agreement and (b) no assignment shall relieve Parent of any of its obligations pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and shall inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Notwithstanding anything herein to the contrary but except as provided for in the first sentence of this Section 9.3, no assignment by any Party will relieve such Party of any of its obligations hereunder. Any purported assignment of this Agreement except as provided by this Section 9.3 is null and void.

9.4    Confidentiality. Parent, Proton Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms. Each of Parent, Proton Parent, Merger Sub and their respective Representatives shall hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Proton Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent, Proton Parent and Merger Sub agree to be bound by the terms and conditions of the Confidentiality Agreement as if they were parties thereto. Notwithstanding the foregoing, the Parties hereby agree and acknowledge that the standstill and similar restrictions in the Confidentiality Agreement shall not apply upon the execution and delivery of this Agreement to the extent required to permit any action contemplated hereby.

9.5    Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the

Confidentiality Agreement, Parent Disclosure Letter and the Company Disclosure Letter, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Subject to Section 9.4, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6    Third Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, except (a) as set forth in or as contemplated by Section 6.8, (b) if the Closing occurs, for the right of the holders of Company Common Stock, Company Options or Company RSUs to receive the Per Share Price and the Vested Equity Award Consideration, respectively, in each case after the Effective Time, (c) as set forth in or contemplated by Section 8.3(e) and (d) in the event of Parent’s, Proton Parent’s or Merger Sub’s Willful and Material Breach of this Agreement, then, following the termination of this Agreement, the Company may, subject to Section 8.3(e), seek damages and other relief (including equitable relief) on behalf of the holders of Company Common Stock, Company Options and Company RSUs.

9.7    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8    Remedies.

(a)    Remedies Cumulative. Except as otherwise provided herein (including Section 8.3(e)), any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Notwithstanding anything to the contrary (including Section 9.8(b)), although the Company may pursue both a grant of specific performance and monetary damages, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance).

(b)    Specific Performance. The Parties acknowledge and agree that (i) irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions; (ii) the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (iii) neither the ability of either Party to recover damages for fraud or any Willful and Material Breach of this Agreement nor the provisions of Section 8.3 are intended to and do not adequately compensate the Company, on the one hand, or Parent, Proton Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (iv) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement. The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent, Proton Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Parties pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The Parties further agree that (x) by seeking the remedies provided for in this Section 9.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, and (y) nothing set forth in this Section 9.8 shall require any Party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.8 prior to, or as a condition to, exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.8 or anything set forth in this Section 9.8 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

9.9    Governing Law. This Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Agreement or the Transactions or the actions of Parent, Proton Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws, including any statutes of limitations, of any jurisdiction other than the State of Delaware.

9.10    Consent to Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law;

(b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Proton Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.11    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12    No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future holders of any equity, controlling persons, directors, officers, agents and attorneys, Affiliates (other than Parent, Proton Parent or Merger Sub), Representatives, members, managers, general or limited partners, stockholders and assignees of each of Parent, Proton Parent and Merger Sub shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise, including under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or other Environmental Laws) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith.

9.13    Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter (x) corresponding to the Company’s representations and warranties in this Agreement shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties is reasonably apparent on the face of the disclosure and (y) corresponding to the Company’s covenants in this Agreement shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the covenants of the Company that are set forth in the corresponding Section or subsection of this Agreement.

9.14    Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

NAVER CORPORATION

By:

/s/ Choi Soo Yeon
Name:	Choi Soo Yeon
Title:	Chief Executive Officer

PROTON PARENT, INC.

By:

/s/ Namsun Kim
Name:	Namsun Kim
Title:	Co-President

PROTON MERGER SUB, INC.

By:

/s/ Namsun Kim
Name:	Namsun Kim
Title:	Co-President

POSHMARK, INC.

By:

/s/ Manish Chandra
Name:	Manish Chandra
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit 10.1

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of October     , 2022, by and among NAVER Corporation, a public corporation founded under the laws of the Republic of Korea (“Parent”), the stockholders of Poshmark, Inc., a Delaware corporation (the “Company”), listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”), and the Company.

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Proton Parent, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Proton Parent”), Proton Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Proton Parent (“Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger;

WHEREAS, as of the date hereof, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act, which meaning will apply for all purposes of this Agreement; provided, that all options, warrants, restricted stock units and other convertible securities are included even if not exercisable within sixty (60) days of the date hereof) of the number of shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) and/or Class B common stock, par value $0.0001 per share, of the Company (the “Class B Common Stock”, together with Class A Common Stock, the “Company Stock”) as set forth next to such Stockholder’s name on Schedule A hereto, being all of the shares of Company Stock owned of record or beneficially by such Stockholder as of the date hereof (with respect to such Stockholder, the “Owned Shares”, and the Owned Shares together with any additional shares of Company Stock that such Stockholder may acquire record and/or beneficial ownership of after the date hereof, such Stockholder’s “Covered Shares”);

WHEREAS, the Company Board, including a majority of the Independent Directors (as defined in Article V of the Company’s Charter), has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement providing for the Merger upon the terms and subject to the conditions set forth therein; (ii) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; (iii) resolved to recommend that the Company Stockholders adopt the Merger Agreement; (iv) directed that the adoption of the Merger Agreement be submitted for consideration by the Company Stockholders at a meeting thereof; and (v) approved the entry by the Stockholders into this Agreement;

WHEREAS, it is the express purpose and intent of the parties that this Agreement constitutes an exception to a Transfer (as defined in Article V of the Charter) pursuant to clause (f) of such definition; and

WHEREAS, as an inducement and condition for Parent and Merger Sub to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to such Stockholder’s Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.    Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Expiration Time” shall mean the earliest to occur of (a) the Effective Time or (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VIII thereof.

“Lien” means any lien, encumbrance, hypothecation, adverse claim, charge, mortgage, security interest, pledge or option, proxy, right of first refusal or first offer, preemptive right, deed of trust, servitude, voting trust, transfer restriction or any other similar restriction.

“Permitted Lien” means (i) any Lien arising under this Agreement, (ii) any applicable restrictions on transfer under the Securities Act of 1933 and (iii) with respect to Company Options or Company RSUs, any Lien created by the terms of any applicable Employee Plan or award agreement thereunder.

“Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, dividend, disposition, loan or other transfer (whether voluntary or involuntary and including by merger, by testamentary disposition, by gift, by operation of Law or otherwise), or entry into any option or other Contract, swap, arrangement, agreement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, dividend, disposition, loan or other transfer (whether voluntary or involuntary and including by merger, by testamentary disposition, by gift, by operation of Law or otherwise), of any Covered Shares or any interest (including legal or beneficial) in any Covered Shares (in each case other than this Agreement), (b) the deposit of any Covered Shares into a voting trust, the entry into a voting agreement, arrangement, understanding or commitment (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney with respect to such Covered Shares, (c) the creation of any Lien, or the entry into any Contract, swap, arrangement, agreement or understanding creating any Lien, with respect to any Covered Shares (other than Permitted Liens), (d) the entry into any derivative or hedging arrangement with respect to any Covered Securities or any interest therein, (e) with respect to Covered Shares that are shares of Class B Common Stock, any other action that would constitute a Transfer as defined in Article V of the Charter or (f) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c), (d) or (e) above.

2.    Agreement to Not Transfer the Covered Shares. Until the Expiration Time, each Stockholder agrees not to and to cause each of its Affiliates not to Transfer or cause or permit the Transfer of any of such Stockholder’s Covered Shares (except as provided in this Section 2), other than with the prior written consent of Parent; provided, however, that any Stockholder may, (a) with respect to Covered Shares that are shares of Class B Common Stock, Transfer any such Covered Shares to any Permitted Transferee of Stockholder (as defined in Article IV of the Charter), and (b) with respect to Covered Shares that are shares of Class A Common Stock, Transfer any such Covered Shares (i) by will or by operation of law or other Transfers for estate planning purposes, (ii) underlying such Stockholder’s Company Options and/or Company RSUs for the net settlement of such Company Options and/or Company RSUs in order to satisfy any tax withholding obligation or to pay the exercise price of such Company Options, (iii) to any stockholder, member or partner of any Stockholder which is an entity and under common control with such Stockholder, and (iv) to any Affiliate of Stockholder under common control with such Stockholder, in each case of clauses (a) and (b), only if such transferee of such Covered Shares evidences in writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2 shall be null and void and of no effect whatsoever. If any involuntary transfer of any of such Stockholder’s Covered Shares shall occur (including a sale by Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, each Stockholder hereby authorizes the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting and transfer of such Covered Shares).

3.    Agreement to Vote the Covered Shares.

3.1    Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), each Stockholder shall vote (including via proxy or written consent) all of such Stockholder’s Covered Shares (or cause the holder(s) of record on any applicable record date to vote (including via proxy or written consent) all of such Stockholder’s Covered Shares):

(a)    in favor of the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement;

(b)    in favor of the approval of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes present for there to be a quorum or for the approval and adoption of the Merger Agreement on the date on which such meeting is held;

(c)    in favor of any other transactions reasonably required in furtherance of the matters set forth in Section 3.1(a) and Section 3.1(b); and

(d)    against (i) any action, proposal, transaction or agreement that would reasonably be expected to result in any condition set forth in Article VII of the Merger Agreement not being satisfied prior to the Termination Date, (ii) any Acquisition Proposal or any action with the intention to further any Acquisition Proposal, (iii) any action that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the adoption of the Merger Agreement or the timely consummation of the Merger or the fulfillment of the Company’s, Parent’s or Merger Sub’s conditions to Closing under the Merger Agreement, (iv) any reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Company (except as expressly contemplated by the Merger Agreement), and (v) any action which would reasonably be expected to result in a material breach of any representation, warranty, covenant or agreement of the Company in the Merger Agreement or of a Stockholder contained in this Agreement.

3.2    Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), each Stockholder shall appear at such meeting or otherwise cause each Covered Share to be counted for the purposes of a quorum and shall be represented in person or by proxy held by the Chief Executive Officer of the Company at such meeting (or cause the holder(s) of record on any applicable record date to be represented in person or by such proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

3.3    Until the Expiration Time, each Stockholder shall execute and deliver (or cause the holders of record of the Covered Shares to execute and deliver), within five (5) Business Days of receipt, any proxy card or voting instructions it receives that is sent by the Company to its stockholders soliciting proxies with respect to any matter described in Section 3.1 which shall be voted in the manner described in Sections 3.1 and 3.2.

4.    Waiver of Appraisal Rights and Certain Other Actions. Each Stockholder hereby irrevocably waives and agrees not to exercise any and all appraisal rights under Section 262 of the DGCL with respect to all of such Stockholder’s Covered Shares owned (beneficially or of record) by such Stockholder. In addition, each Stockholder hereby agrees not to commence or participate in (x) any class action with respect to Parent, Proton Parent, the Company or any of their respective Subsidiaries or successors, or (y) any legal action, derivative or otherwise, against Parent, Proton Parent, the Company or any of their respective Subsidiaries or successors, in each case: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under applicable Law, alleging a breach of any duty of the Company Board, Parent or Proton Parent in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

5.    Fiduciary Duties. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Without limiting the terms of the Merger Agreement in any respect, nothing in this Agreement shall in any way attempt to limit or affect any actions taken by any of the Stockholder’s or its Affiliates’ designee(s) or beneficial owner(s) serving on the Company Board (solely to the extent in any such director’s capacity as such) or any such Stockholder, solely to the extent in his or her capacity as a director, officer or employee of the Company or any of its Affiliates, from complying with his or her fiduciary obligations solely to the extent acting in such designee’s or beneficial owner’s capacity as a director, officer or employee of the Company. Without limiting the terms of the Merger Agreement in any respect, no action taken (or omitted to be taken) solely to the extent in any such capacity as a director, officer or employee shall be deemed to constitute a breach of this Agreement.

6.    Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants to Parent that:

6.1    Due Authority. The Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement. If an entity, the Stockholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable. The execution and delivery of this Agreement, the performance of the Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and, assuming the accuracy of the representations and warranties set forth in Section 7.2(b), no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. If Stockholder is an individual and is married, and any of the Covered Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, such Stockholder’s spouse has delivered with this Agreement a Spousal Consent in the form attached hereto as Exhibit A and this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, Stockholder’s spouse, enforceable against Stockholder’s spouse in accordance with its terms.

6.2    Ownership of the Covered Shares. (a) The Stockholder is, as of the date hereof, the beneficial or record owner of such Stockholder’s Covered Shares, all of which are free and clear of any Liens, other than Permitted Liens, and (b) subject only to community property laws, if applicable, the Stockholder has sole voting power over all of such Stockholder’s Covered Shares and no person (other than the Stockholder and any person under common control with the Stockholder) has a right to acquire any of the Covered Shares held by the Stockholder. The Stockholder has not entered into any agreement to Transfer any Covered Shares. As of the date hereof, the Stockholder does not own, beneficially or of record, any shares of Company Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Company Stock or other voting shares of the Company) other than the Owned Shares.

6.3    No Conflict; Consents.

(a)    The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement does not and will not: (i) violate any Laws applicable to the Stockholder or (ii) result in any breach of or constitute a default under any Contract or obligation to which the Stockholder is a party or by which the Stockholder is subject or (iii) if an entity, violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of such Stockholder, in each case of clauses (i) through (iii), except for such violations, breaches or defaults as would not delay or impair in any respect the ability of the Stockholder to perform its obligations under the Agreement.

(b)    No consent, approval, order or authorization of, or registration, declaration or, except as required under the HSR Act, any competition, antitrust and investment laws or regulations of any jurisdiction or by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

6.4    Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder that would reasonably be expected to prevent, materially delay or materially impair the ability of the Stockholder to perform its obligations under this Agreement.

7.    Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that:

7.1    Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and assuming the accuracy of the representations and warranties set forth in Section 6.3(b), no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

7.2    No Conflict; Consents.

(a)    The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement does not and will not: (i) violate any Laws applicable to Parent, or (ii) result in any breach of or constitute a default under any Contract or obligation to which Parent is a party or by which Parent is subject, or (iii) violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of Parent, in the case of each of clauses (i) through (iii), except for such violations, breaches or defaults as would not prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.

(b)    No consent, approval, order or authorization of, or registration, declaration or, except as required under the HSR Act, any competition, antitrust and investment laws or regulations of any jurisdiction, by the rules and regulations promulgated under the Exchange Act or as set forth on Section 4.4 of the Parent Disclosure Letter, filing with, any Governmental Authority or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

7.3    Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.

7.4    Ownership of Company Common Stock. Parent does not beneficially own any shares of Company Common Stock.

8.    No Solicitation. Subject in all cases to Section 5, each Stockholder agrees that it will not, and will cause its Affiliates not to, directly or indirectly, and will not (and will cause its Affiliates not to) authorize, instruct or permit any investment banker, attorney or other advisor or other Representative to act on such Stockholder’s or the Company’s behalf to, take any action that the Company, its Subsidiaries or their respective Representatives are prohibited from taking pursuant to Section 5.3 of the Merger Agreement.

9.    HSR Filing. Each Stockholder agrees to file a Notification and Report Form pursuant to the HSR Act as promptly as practicable (and in any event within ten Business Dates of the date of this Agreement). Each Stockholder further agrees to supply as promptly as practicable any additional information and documentary materials that may be requested pursuant to the HSR Act in connection with the Transactions and that Section 6.2 of the Merger Agreement shall apply to such Stockholder mutatis mutandis.

10.    Miscellaneous.

10.1    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct, indirect or beneficial ownership or incidence of ownership of or with respect to the Covered Shares. Without limiting this Agreement in any manner, all rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct any Stockholder in the voting or disposition of any of the Covered Shares, except as expressly provided herein. Parent and each Stockholder acknowledge and agree that this Agreement constitutes a voting and support agreement for the purposes of Article V of the Charter.

10.2    Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

10.3    Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

10.4    Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party hereto incurring such cost or expense.

10.5    Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery if personally delivered to the party hereto to be notified if received prior to 5:00 p.m. on a Business Day in the place of receipt, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt; (b) when sent if sent by email to the party hereto to be notified if received prior to 5:00 p.m. on a Business Day in the place of receipt, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt; provided, that notice given by email shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Agreement and (ii) either (A) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 10.5 or (B) the receiving party hereto delivers a written confirmation of receipt for such notice by email (excluding “out of office” or similar automated replies) or any other method described in this Section 10.5; or (c) when delivered if sent by a courier (with confirmation of delivery) if received prior to 5:00 p.m. on a Business Day in the place of receipt, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt; in each case to the party hereto to be notified at the following address:

(i)    if to the Stockholders, to:

[Stockholder]

[Address]

[City, State ZIP]

Attention:    [●]

                    [●]

Email:         [●]

                    [●]

with a copy (which shall not constitute notice) to:

[Name]

[Address]

[City, State ZIP]

Attention:    [●]

                    [●]

Email:         [●]

                    [●]

(ii)    if to Parent, to:

NAVER Corporation

NAVER 1784

95 Jeongjail-ro, Bundang-gu, Seongnam-si, Gyeonggi-do

13561, Republic of Korea

Attention:    Agnus Park

                    So Yeon Yoon

                    Seng-Hwan Chun

Email:

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:    Edward J. Lee, P.C.

                    Rachael G. Coffey, P.C.

Email:    Edward.lee@kirkland.com

               rachael.coffey@kirkland.com

(iii)    if to Company, to:

Poshmark, Inc.

203 Redwood Shores Parkway, 8th Floor

Redwood City, CA 94065

Attention:    Evan Ferl

Email:

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention:    Anthony

                    J. McCusker Joshua M. Zachariah

                    Jean A. Lee

Email:         amccusker@goodwinlaw.com

                     jzachariah@goodwinlaw.com

                    jeanlee@goodwinlaw.com

From time to time, any party hereto may provide notice to the other parties hereto of a change in its address or e-mail address through a notice given in accordance with this Section 10.5, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 10.5 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 10.5.

10.6    Enforcement; Exclusive Jurisdiction.

(a)    The rights and remedies of the parties hereto shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

(b)    In addition, each of the parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 10.5 or in such other manner as may be permitted by applicable Law, and nothing in this Section 10.6 will affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it shall not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent and the Stockholders agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

10.7    Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY HERETO MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

10.8    Documentation and Information.

(a)    Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), and any other information that Parent or the Company reasonably determines is required to be disclosed by applicable Law, in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the Transactions. Each Stockholder acknowledges that Parent, Merger Sub and the Company, in Parent’s or the Company’s sole discretion, as applicable, may file this Agreement or a form hereof with the SEC or any other Governmental Authority. Such Stockholder agrees to promptly give Parent and the Company any information they may reasonably request for the preparation of any such disclosure documents.

(b)    Each Stockholder shall not make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent and the Company, except (x) as may be required by applicable Law, (y) ordinary course disclosure and communication to existing or prospective general or limited partners, equity holders, members, managers and investors of such Stockholder or any Affiliate of such

Stockholder, in each case who are subject to customary confidentiality restrictions or (z) ordinary course public disclosures, including marketing announcements and general advertisements, consistent with past practice and to the extent consistent with public statements and disclosures previously made by Parent.

(c)    If applicable and to the extent required under applicable Law, such Stockholder shall promptly and in accordance with applicable Law amend their Schedule 13D or Schedule 13G filed with the SEC to disclose this Agreement and, such Stockholder shall provide a draft of such amendment to Parent and Merger Sub and consider any reasonable comments in good faith prior to such filing.

10.9    Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of Parent and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

10.10    Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

10.11    Reliance. Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

10.12    Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified. The parties agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

10.13    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other parties, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

10.14    Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, is not affected in a manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

10.15    Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

10.16    Governing Law. This Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Agreement or the actions of Parent or any Stockholder in the negotiation, administration, performance and enforcement hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws, including any statutes of limitations, of any jurisdiction other than the State of Delaware.

10.17    Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 10.17 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

10.18    Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the earliest to occur of (a) the Expiration Time or (b) with respect to any Stockholder, the election of such Stockholder in its sole discretion to terminate this Agreement promptly following any amendment of any term or provision of the original unamended Merger Agreement dated as of the date hereof that reduces or changes the form of consideration payable pursuant to such Merger Agreement; provided that the provisions of this Section 10 (except for Section 10.8(c)) shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

NAVER CORPORATION

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

[STOCKHOLDERS]

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

POSHMARK, INC.

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

Schedule A

Stockholder	Shares of Company Stock	Options / RSUs

Exhibit A

Spousal Consent

I, [●], spouse of [●], acknowledge that I have read the Voting and Support Agreement, dated as of [            ], 2022, to which this Consent is attached as Exhibit A (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of the Company that my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated:
[Name of Stockholder’s Spouse]

Exhibit 99.1

Naver to Acquire Poshmark

Poshmark stockholders to receive $17.90 per share in cash

Acquisition expands and diversifies Naver’s leading e-commerce platform, strengthens its community with a global social network of younger users, and positions it to capitalize on the global online fashion re-commerce and sustainable economy opportunity

Extends Poshmark’s leadership and capitalizes on changing consumer trends through new technology investments, international expansion, and category and product evolution

SEONGNAM-Si, South Korea and REDWOOD CITY, Calif., October 3, 2022 – Naver Corp. (KRX: 035420) (“Naver”), Korea’s largest internet company, and Poshmark, Inc. (NASDAQ: POSH) (“Poshmark”), a leading social e-commerce marketplace for new and secondhand style, today announced that they have entered into a definitive agreement under which Naver will acquire all of the issued and outstanding shares of Poshmark for $17.90 in cash, representing an enterprise value of approximately $1.2 billion.1 This represents a premium of 15% to Poshmark’s closing stock price as of October 3, 2022, a 34% premium to the 30-day volume weighted average price, and a 48% premium to the 90-day volume weighted average price of Poshmark’s shares.

Management Commentary

Choi Soo-Yeon, Chief Executive Officer of Naver:

“The combination will create the strongest platform for powering communities and re-fashioning commerce. Poshmark is the definitive brand for fashion in the United States that provides a social network for buying and selling apparel. Naver’s leading technology in search, AI recommendation and e-commerce tools will help power the next phase of Poshmark’s global growth.”

“Poshmark is a natural fit for our business – our two companies share a common set of values and vision around content, community and empowerment. Bringing Naver and Poshmark together will immediately put us at the forefront of creating a new, socially responsible, and sustainable shopping experience designed around sellers of all sizes and interests – from individual and influencer sellers to professional sellers, brands and specialty boutiques – and a large, loyal, and highly engaged social community. We are excited to work closely with Manish and his talented team to create lasting value for all our stakeholders.”

Manish Chandra, Founder and Chief Executive Officer of Poshmark:

“The opportunity to join forces with Naver – one of the world’s leading and most innovative and successful internet companies – is a testament to the strength of our brand, operating model, and what we’ve built over the last decade with our talented team and amazing community. Our industry continues to evolve at a rapid pace, and we are excited to continue to lead the future of shopping by providing our community with an unparalleled experience that is simple, social, fun and sustainable.”

“This is a highly compelling opportunity for our employees, who will benefit from being part of a larger, global organization with shared values and complementary strengths. This transaction also delivers significant and immediate value to our shareholders. Longer term, as part of Naver, we will benefit from their financial resources, significant technology capabilities, and leading presence across Asia to expand our platform, elevate our product and user experiences, and enter new and large markets. I look forward to partnering with Naver as we take our company into its next phase of growth.”

[1]	Assumes $436 million of unrestricted cash on balance sheet as of June 30, 2022

Redefining Commerce and Community Around a Shared Vision

The inherent strengths of both companies lie in their unwavering commitment to content, community and empowerment:

•

Content. Naver is home to the largest number of bloggers in Korea and the largest number of digital creators of stories (Wattpad) and comics (Webtoons) globally. Poshmark is a leader in creating unique styles and fashion trends, including the growing K-Fashion apparel segment.

•

Community. Naver is the largest and longest-standing online community in Korea, where more than 36 million monthly users access its search portal and various online community services. Its metaverse platform, Zepeto, is the second largest metaverse app in the world, with a growing, vibrant community for members to create and share whatever they imagine. Naver’s community also extends to other large, fast-growing, and highly engaged groups, including its K-Pop fandom community Weverse, which is jointly owned with BTS’ management company, one of the most successful groups of all time. Poshmark is the destination of choice for more than 80 million registered users. Among them, active users spend approximately 25 minutes of their day buying and selling apparel online, and gather in-person at Posh Party Live events held in various cities around the world.

•

Empowerment. Naver is dedicated to empowering the long tail – it is the largest enabler of e-commerce for small and medium-sized businesses in Korea and has revolutionized content creation by democratizing the publication of digital comics through Naver Webtoons. At Poshmark, anyone can easily list and sell what is hanging in their closet at home, and anyone can make a social impact through the promotion of socially responsible, sustainable commerce.

The transaction will create a global player in online fashion re-commerce by combining Poshmark’s unique discovery-based social shopping platform and deeply engaged community with Naver’s technological prowess in upleveling the e-commerce experience. Poshmark will also leverage Naver’s proven expertise and track record in Asia and its significant expertise from backing and investing in other fashion and consumer-to-consumer (C2C) e-commerce platforms globally.

The combination accelerates Naver’s strategy to build a global e-commerce community portfolio to capture the growth in large markets around the world, including Poshmark’s home market of North America. Together, the companies expect to increase purchase conversion rates, deepen user engagement, create an industry leader in livestreaming commerce, and enhance the unique relationship- and discovery-based experiences that are driving fast-growing re-commerce verticals.

Strategic and Financial Benefits

•

Expands Long-Term Opportunity in Fashion Re-commerce and Creates Globally Distributed User Base with Influx of Younger Users: The addition of Poshmark will expand and diversify Naver’s search-driven e-commerce business into the global secondhand C2C market for fashion. The combination will also allow Naver to capitalize on the increasing consumer shift in fashion to online re-commerce, which is an $80 billion market today in the U.S. alone, and is expected to grow by 20% annually to $130 billion by 2025.[2]

[2]	Activate Consulting

2

Poshmark currently has a community of over 80 million registered users, across 90% of zip codes in the U.S. In 2021, the company generated approximately $2 billion in gross merchandise value (GMV) with a take rate of 20% and gross margin of 85%. Its primary demographic of millennials and Generation Z users is the largest shopping demographic for secondhand goods and a key driver of the circular economy and community-based platforms. One of Poshmark’s strong appeals to the growing number of conscious consumption shoppers is the important role it plays in extending the lifecycle of millions of previously made items and reducing fashion’s footprint. These users will expand and complement Naver’s current user base.

•

Creates a Global Commerce Community with Access to Poshmark’s Social Networking and Discovery-Based Shopping: Naver is a proven community builder, connecting more than 28 million monthly users across its Naver Café platform – an open social community where users create their own groups to share content, ideas, and information broadly, across a large number of topics and categories – as well as its Metaverse and K-Pop fandom communities. Poshmark has created unique relationship-oriented “micro” communities that are based around social engagement with friends and family and discovery-based shopping. Poshmark’s simple, easy, and community-centered fashion marketplace will give Naver access to a highly engaged and diversified community, where sellers become buyers and buyers become sellers, and add a global social networking element to Naver’s portfolio of services.

•

Enhances Poshmark’s User Experience with Naver’s Unrivaled and Innovative Technology Offerings: Poshmark will instantly benefit from Naver’s deep technology stack and AI-based capabilities, including its smart lens image recognition and search technologies. These capabilities are highly complementary to Poshmark’s product development strategy, and together will allow Poshmark to offer a new search and shopping experience by integrating Naver’s shopping search engine, which allows users to enter additional search keywords according to their preference on colors, designs, and materials. Specifically, with access to Naver’s image recognition technology, Poshmark users will be able to identify where to find and buy products by scanning objects and shopping through the camera on their phones without needing to know the exact name of the product. This capability will make it easier to both identify new products and sell items, enhancing the user experience.

•

Leverages Naver’s Proven Data Analytics Technology to Improve Marketing and Engagement Strategies to Make Poshmark the Platform of Choice for Buyers and Sellers: As the largest advertising platform in Korea, Naver’s ad-serving infrastructure will play an instrumental role as Poshmark explores rolling out ads to its deeply engaged community. For instance, Poshmark will be able to leverage Naver’s “Biz Advisor” and “Analytics” AI analytical tools, which analyze sales statistics to manage data more effectively, and in turn, increase the number of sellers on Poshmark’s platform. These enhancements will dramatically advance Poshmark’s service offering, resulting in greater customer acquisition, retention, and buyer conversion, as well as enhance its community engagement and user experiences. With Naver Pay commanding the largest share of online payment processing in Korea, the combination will also enable Poshmark to develop innovative payment solutions to expand its ecosystem of buyers and sellers. Additionally, with Naver’s technologies, Poshmark will be able to provide more suitable product recommendations for customers after analyzing products, user communities, and the closets of the users’ favorite sellers in real-time. Together, the companies can develop a service that allows users to search with shopping keywords so that the most suitable product will be recommended to the right user.

3

•

Enables Global Live Commerce Adoption: Livestream shopping is a key driver of e-commerce in China and Korea (and increasingly in the U.S.) today, allowing shoppers to buy products in real-time through live video broadcasts, enabling greater insights and more clarity around purchasing decisions. Naver’s Shopping Live solution is the leader in Korea, one of the world’s largest live shopping markets, and an essential feature of Naver’s e-commerce platform with over $25 billion in GMV transacted in 2021. Naver expects that the enablement and enhancement of live streaming capabilities within the Poshmark platform will transform the shopping and selling experience and strengthen Poshmark’s community by allowing for greater social networking and engagement.

•

Further Expands Global Footprint for Both Naver and Poshmark: Poshmark will benefit from Naver’s global presence in high-growth markets, particularly in Korea, one of the world’s most innovative and highest penetrated e-commerce industries. This is where Naver is the leading search engine and largest e-commerce channel, and the only search technology company in the world that has successfully expanded into an e-commerce platform. Naver’s footprint also includes Japan, where it has joint ownership in Z Holdings, one of the world’s largest internet service groups, with assets such as Yahoo! Japan and Japan’s leading smartphone messaging platform, LINE, which Naver created and launched in 2011 and now operates in over 230 countries and is used by more than 70% of those populations. With Naver’s support, Poshmark will pursue a broader international expansion strategy in the medium-term, including into other developed markets in Asia.

In addition, this transaction provides Naver with an enhanced foothold in the U.S., expanding its international profile, which it has steadily increased both organically and through investments over the past 20 years. Naver will build on its existing U.S. footprint, including Webtoon Entertainment, which is based in Los Angeles and extremely popular with younger audiences, and its $600 million acquisition of Wattpad in 2021. Naver has benefited from the recent global digital disruption and transformation of media and publishing through Wattpad and Webtoon Entertainment, and looks to extend their growth in the region with the addition of Poshmark.

•	Significant Synergy Potential: The transaction is expected to generate significant revenue and cost synergies, consisting primarily of:

•

Re-acceleration of annual revenue growth beyond 20% in the near-term by leveraging Naver’s advertising capabilities to drive further monetization, accelerating investment to drive growth overseas, and expanding live commerce adoption.

•

Approximately $30 million in run-rate annual cost savings within 24 months post-closing including through rationalization of public company costs and driving of higher operating leverage across operating and other cost functions.

Operating Structure and Leadership

Upon completion of the transaction, Poshmark will become a standalone U.S. subsidiary of Naver and will continue to be led by CEO Manish Chandra and Poshmark’s current management team.

Poshmark will continue to operate under its existing brand, as well as maintain its employee base, Poshmark community, and headquarters in Redwood City, California.

Transaction Details

The transaction, which was unanimously approved by both Naver’s and Poshmark’s Boards of Directors, is expected to close by the first quarter of 2023, subject to approval by Poshmark stockholders and the satisfaction of certain other customary closing conditions. The transaction is not contingent on any financing.

4

Naver has secured voting and support agreements with certain stockholders of Poshmark, representing approximately 77% of the outstanding voting power of Poshmark common shares.

The transaction is expected to be funded with Naver’s cash balances and other existing financing sources.

Conference Call / Webcast Information

Naver and Poshmark will host a conference call for investors and media at 10:00am Korea Standard Time today (9:00pm Eastern Time / 6:00pm Pacific Time) to discuss the announcement.

Pre-registration is required to join the conference call and can be accessed using the following links: Korean: http://pin.teletogether.com / English: http://pin.teletogether.com/eng and log-in passcode 385074.

A webcast of the call can be accessed using the following links Korean: https://irsvc.teletogether.com/naver/ naver20221004_kor.php / English: https://irsvc.teletogether.com/naver/ naver20221004_eng.php or by dialing 031 810 3141 for domestic calls and +82 31 810 3142 for international calls using the passcode 385074# + your personal access number.

Advisors

LionTree LLC is serving as Naver’s exclusive financial advisor and Kirkland & Ellis LLP is serving as Naver’s legal counsel. Goldman Sachs & Co. LLC is serving as exclusive financial advisor to Poshmark, and Goodwin Procter LLP is serving as Poshmark’s legal counsel.

About Naver

Founded in 1999, Naver is Korea’s oldest surviving start-up and today the country’s largest internet company. Naver operates Korea’s No.1 search engine and largest e-commerce platform, and is a leading provider of fintech services, digital content and cloud services to a global community. Naver cultivates a culture of ‘Founder-type leaders’ who continue to launch innovative mobile applications, including LINE (Japan’s No.1 messaging app), Zepeto and Webtoons.

About Poshmark

Poshmark is a leading social marketplace for new and secondhand style for women, men, kids, pets, home and more. By combining the human connection of physical shopping with the scale, ease, and selection benefits of e-commerce, Poshmark makes buying and selling simple, social, and sustainable. Its community of more than 80 million registered users across the U.S., Canada, Australia, and India is driving the future of commerce while promoting more sustainable consumption. For more information, please visit www.poshmark.com, and for company news and announcements, please visit investors.poshmark.com. You can also find Poshmark on Instagram, Facebook, Twitter, TikTok, Pinterest, YouTube, and Snapchat.

5

Additional Information and Where to Find It

In connection with the proposed transaction between Poshmark (the “Company”) and Naver (“Naver”), the Company will file with the SEC a Proxy Statement, the definitive version of which will be sent or provided to Company stockholders. The Company may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Proxy Statement or any other document which the Company may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS AND DOCUMENTS INCORPORATED BY REFERENCE THEREIN, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the Proxy Statement (when it is available) and other documents that are filed or will be filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov, the Company’s investor relations website at investors.poshmark.com or by contacting the Company’s investor relations department at the following: IR@Poshmark.com.

Participants in the Solicitation

NAVER and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from Poshmark’s stockholders in respect of the proposed transaction and any other matters to be voted on at the special meeting. Information regarding Poshmark’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, will be included in the Proxy Statement (when available). Poshmark stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the proposed transaction, including the interests of Poshmark directors and executive officers in the proposed transaction, which may be different than those of Poshmark’s stockholders generally, by reading the Proxy Statement and any other relevant documents that are filed or will be filed with the SEC relating to the proposed transaction. You may obtain free copies of these documents using the sources indicated above.

Cautionary Statement Regarding Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These forward-looking statements are based on NAVER’s current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by NAVER and Poshmark, all of which are subject to change. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond our control, and are not guarantees of future results, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate the proposed transaction on a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the ability of the parties to consummate the proposed transaction in a timely manner or at all; (ii) the satisfaction (or waiver) of closing conditions to the consummation of the proposed transaction;

6

(iii) potential delays in consummation the proposed transaction; (iv) the ability of NAVER to timely and successfully achieve the anticipated benefits of the proposed transaction; (v) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement; (vi) the impact of the COVID-19 pandemic and the current conflict between the Russian Federation and Ukraine on NAVER’s business and general economic conditions; (vii) NAVER’s ability to implement its business strategy; (viii) significant transaction costs associated with the proposed transaction; (ix) potential litigation relating to the proposed transaction; (x) the risk that disruptions from the proposed transaction will harm NAVER’s business, including current plans and operations; (xi) the ability of NAVER to retain and hire key personnel; (xii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (xiii) legislative, regulatory and economic developments affecting NAVER’s business; (xiv) general economic and market developments and conditions; (xv) the evolving legal, regulatory and tax regimes under which NAVER operates; (xvi) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect NAVER’s financial performance; and (xviii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as NAVER’s response to any of the aforementioned factors. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the Proxy Statement to be filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors presented in the Proxy Statement will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability and similar risks. The forward-looking statements included herein are made only as of the date hereof. NAVER does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

Contacts

Naver

Investors

kimoon.kwon@navercorp.com

KWON Kimoon: +82 10 2506 1320

Media

dl_naverpr@navercorp.com

SOHN Seohee: +82 10 9818 8819

HWANG Jaehyun: +82 10 5220 8711

FGS Global

Naver@FGSGlobal.com

Poshmark

Investors

IR@Poshmark.com

Media

PR@Poshmark.com

7